UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM S-1/A (Amendment Number 3) REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
VENZA GOLD CORP.
(Exact name of Registrant as specified in its charter)
British Columbia, Canada
(State or other jurisdiction of incorporation or organization)
1000
(Primary Standard Industrial Classification Code Number)
99-0364150
(I.R.S. Employer Identification Number)
Suite 610, 1100 Melville Street, Vancouver, BC Canada V6E 4A6 Tel: (604) 306-2525
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
CAMLEX MANAGEMENT INC. Suite 950, 650 West Georgia Street, Vancouver, BC Canada V6B 4N8 Tel: (604) 687-5792
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to: NORTHWEST LAW GROUP Suite 950, 650 West Georgia Street, Vancouver, BC Canada V6B 4N8 Tel: (604) 687-5792
As soon as practicable after this Registration Statement is declared effective.
(Approximate date of commencement of proposed sale to the public)
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]		Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)		Smaller reporting company [ X ]

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Common Shares, without par value	6,443,328	$0.10	$644,332.8	$73.84
Note: (1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form S-1, File Number: 333-182059, (the “Registration Statement”) is being filed to register the sale of up to 1,500,000 common shares at a fixed price of $0.10 per share in a direct offering (the “Primary Offering”) and the sale by the selling security holders of up to 4,943,328 common shares (the “Secondary Offering”) at a fixed price of $0.10 per share until such time as our shares are quoted on the OTC Bulletin Board, after which, the selling security holders may sell their shares at prevailing market prices, prices related to prevailing market prices or at privately negotiated prices.  See “Plan of Distribution” in the contained prospectus.

We will only receive proceeds under the Primary Offering and we will not receive any proceeds from the sale of shares in the Secondary Offering. See “Use of Proceeds”, “Plan of Distribution and Determination of Offering Price” and “Dilution” in the contained prospectus.

This Registration Statement contains only one prospectus and such prospectus will be the sole prospectus for the Primary Offering and the Secondary Offering.

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SUBJECT TO COMPLETION, SEPTEMBER 11, 2012

The information contained in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

VENZA GOLD CORP.

PROSPECTUS

6,443,328 COMMON SHARES

We are offering up to 1,500,000 common shares in a direct offering (the “Primary Offering”). The common shares will be offered at a fixed price of $0.10 per share for the duration of the Primary Offering, even after such time as our shares are quoted on the OTC Bulletin Board. There is no minimum number of common shares that must be sold by us for the Primary Offering to proceed and there is no assurance that we will sell any common shares under the Primary Offering.  We will retain the proceeds from the sale of any of the offered shares.  The common shares to be sold by us will be sold on our behalf by our President, Ralph Biggar.  As a result, Mr. Biggar will be deemed as an “underwriter” under the “Primary Offering”.  Mr. Biggar will not receive any commission on proceeds from the sale of our common shares on our behalf.  See “Plan of Distribution and Determination of Offering Price”.

The selling security holders named in this prospectus are offering 4,943,328 common shares (the “Secondary Offering”).  We will not receive any proceeds from the sale of shares being sold by selling security holders.  The prices at which the selling security holders may sell their shares will be at a fixed price of $0.10 per share until such time as our shares are quoted on the OTC Bulletin Board, after which, the selling security holders may sell their shares at prevailing market prices, prices related to prevailing market prices or at privately negotiated prices.  As a result, if a market develops, the selling security holders may sell their shares at a price lower than the fixed $0.10 Primary Offering price.  The selling security holders may resell their shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.  In addition, the selling security holders and any broker-dealers who execute sales for the selling security holders may be deemed to be an “underwriter” in connection with such sales.  The selling security holders named in this prospectus will bear the costs of all commission or discounts, if any, attributable to the sale of their shares.  We are bearing the costs, expenses and fees associated with the registration of the common shares in this prospectus.  See “Plan of Distribution and Determination of Offering Price”.

Common Shares	Price per Share	Commission	Net Proceeds Before Offering Expenses(1)
Offered by Us (Maximum)	$0.10	None	$150,000
Offered by Us (Minimum)	$0.10	None	$0
Offered by the Selling Security Holders (Maximum)	$0.10	None	$494,333
Offered by the Selling Security Holders (Minimum)	$0.10	None	$0
Note:
(1)	We will not receive any of the net proceeds from the sale of shares being sold by the selling security holders.

The Primary Offering and the Secondary Offering will terminate nine months after this registration statement is declared effective by the SEC.  We do not any arrangements to place any proceeds of the offering in escrow, trust or any other similar account.

Our common shares presently not traded on any market or securities exchange.  Although we intend to apply for quotation of our common shares on the OTC Bulletin Board, public trading of our common shares may never materialize.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). See "Description of Business” and “Risk Factors”.

The purchase of the securities offered through this prospectus involves a high degree of risk. You should carefully read and consider the section of this prospectus titled “Risk Factors” on page 6 before buying any common shares.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This Prospectus is Dated September 11, 2012

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VENZA GOLD CORP.
PROSPECTUS
TABLE OF CONTENTS

GLOSSARY OF TECHNICAL GEOLOGICAL TERMS	1

SUMMARY	4

RISK FACTORS	5

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	12

USE OF PROCEEDS	12

SELLING SECURITY HOLDERS	13

PLAN OF DISTRIBUTION AND DETERMINATION OF OFFERING PRICE	15

DILUTION	17

DESCRIPTION OF SECURITIES TO BE REGISTERED	19

INTERESTS OF NAMED EXPERTS AND COUNSEL	19

OUR BUSINESS	20

PROPERTIES	25

LEGAL PROCEEDINGS	34

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS	34

FINANCIAL STATEMENTS	35

MANAGEMENT’S DISCUSSION OF FINANCIAL CONDITION AND RESULTS OF OPERATION	36

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	40

EXECUTIVE COMPENSATION	41

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	42

RELATED TRANSACTIONS	43

DIRECTOR INDEPENDENCE	43

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	45

INFORMATION NOT REQUIRED IN PROSPECTUS	47

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	47

INDEMNIFICATION OF DIRECTORS AND OFFICERS	47

RECENT SALES OF UNREGISTERED SECURITIES	48

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES	49

UNDERTAKINGS	50

SIGNATURES	52

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GLOSSARY OF TECHNICAL GEOLOGICAL TERMS

The following defined technical geological terms are used in our prospectus:

Acanthite	A mineral that is a source of silver.

Actinolite	A mineral containing magnesium and iron and is commonly formed in metamorphic rocks.

Albite	A plagioclase feldspar mineral.

Amygdules	A small gas bubble in igneous, especially volcanic, rock filled with secondary minerals such as zeolite, calcite, or quartz.

Andesite	An extrusive igneous rock named after the andes mountains where it is very abundant.

Argentite	A metallic lead grey mineral found in veins with silver and sulfide minerals and is an important ore of silver.

Arsenopyrite	An arsenic iron sulphide mineral.

Augite	A common rock-forming mineral in igneous and metamorphic rocks.

Auriferous	Means containing gold or gold-bearing.

Azurite	A mineral found in oxidized parts of copper deposits.

Banded	The property of rocks having thin and nearly parallel bands of different textures, colors, or minerals. Banded coal has alternating bands of different types.

Biotite	A common rock-forming silicate mineral.

Boudin	One of a series of elongate, sausage-shaped segments occurring in boudinage structure, either separate or joined by pinched connections, and having barrel-shaped cross sections.

Carboniferous	The Mississippian and Pennsylvanian periods combined, ranging from about 345 million years to about 280 million years ago; also, the corresponding systems of rocks.

Cerargyrite	A supergene mineral occurring in silver veins; an important source of silver.

Chalcopyrite	A copper iron sulphide mineral.

Chevron	Any V-shaped pattern or device.

Chloritize	The replacement by, conversion into, or introduction of chlorite.

Cirque	A bowl-shaped depression with very steep sides that forms at the head of a mountain glacier.

Cretaceous	A geological period from 145 to 65 million years ago.

Concordant	An intrusive igneous body where the contacts of which are parallel to the bedding or foliation of the country rock.

Cuprite	An oxide mineral composed of copper oxide, and is a minor ore of copper.

Dacite	A common volcanic or intrusive rock type, highly feldspathic but with little free quartz, usually fine grained.

Delta	The flat alluvial area at the mouth of some rivers where the mainstream splits up into several distributaries.

Diorite	A grey to dark grey intermediate intrusive igneous rock composed principally of plagioclase feldspar.

Discordant	A contact between an igneous intrusion and the country rock that is not parallel to the foliation or bedding planes of the latter.

Epidote	An abundant rock forming mineral, but one of secondary origin.

Flow	A tabular-shaped body of lava that consolidated from magma on the surface of the Earth.

Fluvial	Means relating to or occurring in a river.

Fold	A planar feature, such as a bedding plane, that has been strongly warped, presumably by deformation.

Foliated	A planar arrangement of textural or structural features in any type of rock.

Fracture Zone	The outer, rigid part of a glacier, in which the ice is much fractured.

Galena	A mineral that is an important source of lead and silver.

Garnet	A group of minerals used as gemstones and abrasives.

Glacial Drift	Boulders, till, gravel, sand, or clay transported and deposited by a glacier or its meltwater.

Granite	A common, coarse-grained, light-colored, hard igneous rock consisting chiefly of quartz, orthoclase or microcline, and mica.

Granodiorite	A medium- to coarse-grained rock that is among the most abundant intrusive igneous rocks.

Greenstone	Igneous rocks that have developed enough chlorite in alteration to give them a green cast.

Heterogeneous	Unlike in character, quality, structure, or composition; consisting of dissimilar elements or ingredients of different kinds; not homogeneous.

Hornblende	An informal name for dark green to black amphiboles.

Hydrothermal	A mineral deposit formed by circulating fluids, usually implies elevated temperatures but is without any particular restrictions of temperature or pressure.

Intercalated	Layered material.

Intrusive rocks	A rock formation that intrudes into a host rock.

Isoclinal	Sloping in the same direction and at the same angle.

Jurassic	The geological period between 190 million years and 135 million years ago.

Lamina (Laminae)	The thinnest recognizable layer in a sedimentary rock.

Lithologic	The gross physical character of a rock or rock formation.

Limestone	A sedimentary rock composed largely of mineral calcite.

Lode	A mineral deposit in solid rock.

Mafic	Silicate minerals, magmas, and volcanic and intrusive igeneous rocks that have relatively high concentrations of the heavier elements.

Megacryst	A crystal or grain that is considerably larger than the encircling matrix. They are found in igneous and metamorphic rock.

Malachite	A carbonate mineral known as copper carbonate.

Mesozoic	The Mesozoic Era is a period from about 250 million years ago to about 67 million years ago.

Metasediments	In geology, metasediment is sediment or sedimentary rock that shows evidence of having been subjected to metamorphism.

Metavolcanic	A partly metamorphosed volcanic rock.

Molybendum	A hard, silvery-white metallic element used to toughen alloy steels and soften tungsten alloy.

Nepheline	A whitish mineral consisting of sodium potassium aluminum silicate used in the manufacture of glass and ceramics.

Placer Mining	The extraction and concentration of heavy metals or minerals from placer deposits by various methods, generally using running water.

Pelitic	A metamorphic rock derived from a pelite.

Pluton	A body of medium- to coarse-grained igneous rock that formed beneath the surface by crystallization of a magma.

Porphyritic granite	Granite rock with two grain sizes, containing large crystals (phenocrysts) of orthoclase feldspar (reddish) and smaller granite-size grains of quartz.

Porphyry	A heterogeneous rock characterized by the presence of crustals in a relatively finer- grained matrix.

Pyrargyrite	A trigonal mineral, soft; deep red; in late-primary or secondary-enrichment veins, and an important source of silver.

Pyrite	Iron sulphide mineral.

Pyrrhotite	An unusual iron sulphide mineral with variable iron content.

Quartz	A mineral whose composition is silicon dioxide. A crystalline form of silica.

Quartz Vein	A rock composed chiefly of sutured quartz crystals of pegmatitic or hydrothermal origin and commonly of variable size.

Quartzite
A very hard but unmetamorphosed sandstone, consisting chiefly of quartz grains that are so completely cemented with secondary silica that the rock breaks across or through the grains rather than around them; an orthoquartzite.

Recumbant	(of a fold in a rock formation) in which the axial plane is nearly horizontal.

Regression	the retreat of the sea from the land.

Riparian	An area bordering streams, lakes and wetlands that link water to land.

Schist	a strongly foliated crystalline rock that can be readily split into thin flakes or slabs.

Sericite	a term for a fine-grained white, pale green to oily greenish mica, mainly muscovite.

Shear Zone	A tabular zone of rock that has been crushed and brecciated by many parallel fractures due to shear strain. Such an area is often mineralized by ore-forming solutions.

Sill	A bed of lava or tuff between older layer of rocks.

Skarn	A metamorphic rock formed in the thermal aureole of an intrusive body.

Sphalerite	A zinc sulphide mineral.

Stringer	A mineral veinlet or filament, usually one of a number, occurring in a discontinuous subparallel pattern in host rock.

Syenite	A group of plutonic rocks containing alkali feldspar, a small amount of plagioclase, one or more mafic minerals, and quartz, if present, only as an accessory.

Synkinematic	Refers to a geologic process or event occurring during tectonic activity.

Tactite	A rock formed by contact metamorphism and metasomatism of carbonate rocks.

Terrace	A flat area bounded by a short steep slope formed by the down-cutting of a river or by erosion.

Tetrahedrite	A copper iron sulphide mineral.

Transgression	The spread or extension of the sea over land areas, and the consequent evidence of such advance.

Veinlet	Any small vein or venule.

SUMMARY

As used in this prospectus, unless the context otherwise requires, “we,” “us,” “our,” the “Company” and “Venza” refers to Venza Gold Corp.  All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. You should read the entire prospectus before making an investment decision to purchase our common shares.

About Us

We were incorporated on August 4, 2010 under the laws of the State of Nevada under the name “SOS Link Corporation”.  On April 15, 2011, we continued into the Province of British Columbia, Canada and concurrently changed our name to “Venza Gold Corp.”  Our principal executive office is located at Suite 610, 1100 Melville Street, Vancouver, British Columbia, Canada, V6E 4A6 and our telephone number is (604) 306-2525.

Overview of Business

We are an exploration stage company engaged in the acquisition and exploration of mineral properties.  We currently hold a 100% interest in the OS Gold Claim and the Quad Gold Claim.  The OS Gold Claim, being our lead mineral project, is comprised of one mineral claim totaling 1,292.5 acres located approximately 7 kilometres west of Osoyoos, British Columbia, Canada.  The Quad Gold Claim is comprised of one mineral claim totaling 408.9 acres and is located approximately 16 kilometres north of the City of Campbell River, British Columbia, Canada.  See sections titled “Our Business” and “Properties” for additional information.

We have not earned any revenues to date and do not anticipate earning revenues until such time as we enter into commercial production of our properties.  We are presently in the exploration stage of our business and we can provide no assurance that commercially viable minerals exist on our properties or that we will discover commercially exploitable levels of mineral resources on our properties, or if such deposits are discovered, that we will enter into further substantial exploration programs.

The Offering

Common Shares Offered by Us:	1,500,000 common shares at a fixed price of $0.10 per share.
Common Shares Offered by the Selling Security Holders:
4,943,328 common shares at prices at a fixed price of $0.10 per share until such time as our shares are quoted on the OTC Bulletin Board, after which, the selling security holders may sell their shares at prevailing market prices, prices related to prevailing market prices or at privately negotiated prices.

Minimum Number of Common Shares To Be Sold in This Offering:	None.
Common Shares Outstanding Before and After the Offering:
6,916,661 common shares are issued and outstanding as of the date of this prospectus.  Upon completion of the offering, if all shares being offered are sold, there will be 8,416,661 common shares issued and outstanding.

Use of Proceeds:
Any proceeds that we receive from this offering will be used by us to implement Phase II of our exploration program on the OS Gold Claim, pay for the expenses of this offering and as general working capital.

RISK FACTORS

An investment in our common shares involves a high degree of risk.  You should carefully consider the risks described below and the other information in this prospectus before investing in our common shares. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common shares, if we publicly trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related To Our Business

We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease exploration activities and if we do not obtain sufficient financing, our business will fail.

We were incorporated on August 4, 2010 and to date have been involved primarily in the acquisition and exploration of our mineral properties.  We have no exploration history upon which an evaluation of our future success or failure can be made. Our ability to achieve and maintain profitability and positive cash flow is dependent upon: (i) our ability to locate a profitable mineral property, and (ii) our ability to generate revenues.

For the next twelve months, management anticipates that the minimum cash requirements to fund our proposed exploration program and our continued operations will be $72,000. Accordingly, we will have sufficient funds to meet our planned expenditures over the next twelve months if we complete our offering.  In the event that we decide to proceed with phase three of our exploration program, of which there is no assurance, we will be required to raise additional financing.

Obtaining financing would be subject to a number of factors, including the market prices for the mineral property and base and precious metals.  These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.  Since our inception, we have used our common shares to raise money for our operations and for our property acquisitions. We have not attained profitable operations and are dependent upon obtaining financing to pursue our plan of operation.

Because we are an exploration stage company, our business has a high risk of failure.

We are an exploration stage company that has incurred net losses since inception, we have not attained profitable operations and we are dependent upon obtaining adequate financing to complete our exploration activities.  The success of our business operations will depend upon our ability to obtain further financing to complete our planned exploration program and to attain profitable operations. If we are not able to complete a successful exploration program and attain sustainable profitable operations, then our business will fail.

Our auditors have expressed substantial doubt about our ability to continue as a going concern; as a result we could have difficulty finding additional financing.

Our financial statements have been prepared assuming that we will continue as a going concern.   Except for the interest revenue, we have not generated any revenue from our main operations since inception and have accumulated losses.  As a result, our auditors have expressed substantial doubt about our ability to continue as a going concern.  Our ability to continue our operations depends on our ability to complete equity or debt financings or generate profitable operations.  Such financings may not be available or may not be available on reasonable terms.  Our financial statements do not include any adjustments that could result from the outcome of this uncertainty.

Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure.

You should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates.  Our mineral properties do not contain a known body of commercial ore and, therefore, any program conducted on our mineral properties would be an exploratory search of ore.  There is no certainty that any expenditures made in the exploration of our mineral properties will result in discoveries of commercial quantities of ore.  Most exploration projects do not result in the discovery of commercially mineable deposits of ore.  Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts.  If the results of our exploration program do not reveal viable commercial mineralization, we may decide to abandon our claim and acquire new claims for new exploration. The acquisition of additional claims will be dependent upon our possessing sufficient capital resources to purchase such claims. If we do not have sufficient capital resources and are unable to obtain sufficient financing, we may be forced to abandon our operations.

We have no known mineral reserves and if we cannot find any, we may have to cease operations.

We are in the initial phase of our exploration program for the OS Gold Claim.  It is unknown whether this property contains viable mineral reserves.  If we do not find a viable mineral reserve, or if we cannot exploit the mineral reserve, either because we do not have the money to do it or because it will not be economically feasible to do it, we may have to cease operations and you may lose your investment.  Mineral exploration is a highly speculative endeavor.  It involves many risks and is often non-productive.  Even if mineral reserves are discovered on our properties, our production capabilities will be subject to further risks and uncertainties including:

(i)
Costs of bringing the property into production including exploration work, preparation of production feasibility studies, and construction of production facilities, all of which we have not budgeted for;

(ii)	Availability and costs of financing;
(iii)	Ongoing costs of production; and
(iv)	Environmental compliance regulations and restraints.

The marketability of any minerals acquired or discovered may be affected by numerous factors which are beyond our control and which cannot be accurately predicted, such as market fluctuations, the lack of milling facilities and processing equipment near the OS Gold Claim and the Quad Gold Claim, and such other factors as government regulations, including regulations relating to allowable production, importing and exporting of minerals, and environmental protection.

Because we have not commenced business operations, we face a high risk of business failure.

We have not earned any revenues from business operations as of the date of this prospectus. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards.  As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. At the present time we have no coverage to insure against these hazards. The payment of such liabilities may result in our inability to complete our planned exploration program and/or obtain additional financing to fund our exploration program.

Because the prices of metals fluctuate, if the price of metals for which we are exploring decreases below a specified level, it may no longer be profitable to explore for those metals and we will cease operations.

Metal prices are determined by such factors as expectations for inflation, the strength of the United States dollar, global and regional supply and demand, and political and economic conditions and production costs in metals producing regions of the world.  The aggregate effect of these factors on metal prices is impossible for us to predict. In addition, the prices of metals such as lead, zinc, copper, silver, gold or uranium are sometimes subject to rapid short-term and/or prolonged changes because of speculative activities. The current demand for and supply of these metals affect the metal prices, but not necessarily in the same manner as current supply and demand affect the prices of other commodities. The supply of these metals primarily consists of new production from mining. If the prices of the metals are, for a substantial period, below our foreseeable cost of production, it may not be economical for us to continue operations and you could lose your entire investment.

We sometimes hold a significant portion of our cash in United States dollars, which could weaken our purchasing power in other currencies and limit our ability to conduct our exploration programs.

Currency fluctuations could affect the costs of our operations and affect our operating results and cash flows.  Gold and copper are sold throughout the world based principally on the U.S. dollar price, but most of our operating expenses are incurred in Canadian dollar.  The appreciation of Canadian dollar against the U.S. dollar can increase the costs of our operations.

In order to maintain our rights on the OS Gold Claim and Quad Gold Claim we will be required to make annual payments with the Ministry of Mines or complete assessment work on these mineral properties.

Our prospecting activities are dependent upon the grant of appropriate mineral tenures and regulatory comments, which may be withdrawn or made subject to limitations.  Mineral claims are renewable subject to certain expenditure requirements.  Although we believe that we will obtain the necessary prospecting licenses and permits, including but not limited to drill permits, there can be no assurance that they will be granted or as to the terms of any such grant.  Furthermore, we are required to expend required amounts on the mineral claims of the OS Gold Claim and Quad Gold Claim in order to maintain them in good standing.  If we are unable to expend these amounts, we may lose our title thereto on the expiry date(s) of the relevant mineral claims on the OS Gold Claim and Quad Gold Claim.  There is no assurance that, in the event of losing our title to a mineral claim, we will be able to register the mineral claim in its name without a third party registering its interest first.

Our mineral properties may become subject to aboriginal rights which may affect title to our mineral properties.

In British Columbia, aboriginal rights may be claimed on Crown properties or other types of tenure with respect to which mining rights have been conferred.  We are not aware of any other aboriginal land claims having been asserted or any legal actions relating to native issues having been instituted with respect to any of the land which is covered by the OS Gold Claim and the Quad Gold Claim.

The legal basis of a land claim is a matter of considerable legal complexity and the impact of a land claim settlement and self-government agreements cannot be predicted with certainty.  In addition, no assurance can be given that a broad recognition of aboriginal rights by way of a negotiated settlement or judicial pronouncement would not have an adverse effect on our activities.  Such impact could be marked and, in certain circumstances, could delay or even prevent our exploration or mining activities.

There are environmental risks associated with mineral exploration.

Inherent with mining operations is an environmental risk.  The legal framework governing this area is constantly developing, therefore we are unable to fully ascertain any future liability that may arise from the implementation of any new laws or regulations, although such laws and regulations are typically strict and may impose severe penalties (financial or otherwise).  Our proposed activities of, as with any exploration, may have an environmental impact which may result in unbudgeted delays, damage, loss and other costs and obligations including, without limitation, rehabilitation and/or compensation.  There is also a risk that our operations and financial position may be adversely affected by the actions of environmental groups or any other group or person opposed in general to our activities and, in particular, the proposed exploration and mining by us within the Province of British Columbia, Canada.

We face significant competition in the mineral exploration industry.

We compete with other mining and exploration companies possessing greater financial resources and technical facilities than we do.  Due to our weaker competitive position, we may have greater difficulty in hiring and retaining qualified personnel to conduct our planned exploration activities, which could cause delays in our exploration programs.  In addition, there is significant competition for a limited number of mineral properties.   Due to our weaker financial position, we may be unable to acquire rights to new mineral properties on a continuing basis.

Our Quad Gold Claim has not been physically examined by a professional geologist or mining engineer.

We have not engaged a professional geologist or mining engineer to conduct a physically examine the Quad Gold Claim.  Gerald Diakow, Vice President of Exploration and a member of our Board of Directors, conducted a physical examination of the Quad Gold Claim in May 2006.  Due to the fact that Mr. Diakow is a geological consultant and such visit occurred in 2006, there is a risk that the geology and mineralization on the property may not reflect historical work and reports we have based our assessment.

We have not reviewed the quality or accuracy of historical drilling and sampling reported on our properties.

We have not verified the quality and accuracy of the historical sampling and drilling reported, and we caution readers not to rely upon them. Mr. Diakow has reviewed the data on mineral claims and technical data supplied by the British Columbia Ministry of Mines Minfile Data Base and other sources of public technical information. It is important to note that the claims were acquired by map designation by Mr. Diakow. There is no assurance that our properties will be of merit since our exploration programs are based on historical data.

With the exception of Gerald Diakow, our executive officers and directors do not have formal training specific to the technicalities of mineral exploration, there is a higher risk that our business will fail.

With the exception of Mr. Diakow, none of our executive officers and directors has any formal training as a geologist.  Our executive officers and directors have only limited training in the technical aspects of managing a mineral exploration company. With very limited direct training or experience in these areas, our management may not be fully aware of the specific requirements related to working within this industry.  Our management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use.  Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry.

If we are unable to hire and retain key personnel, we may not be able to implement our business plan and our business will fail

Our success will largely depend on our ability to hire highly qualified personnel with experience in geological exploration. These individuals may be in high demand and we may not be able to attract the staff we need. In addition, we may not be able to afford the high salaries and fees demanded by qualified personnel, or may lose such employees after they are hired. Currently, we have not hired any key personnel. Our failure to hire key personnel when needed could have a significant negative effect on our business.

The recently enacted JOBS Act will allow us to postpone the date by which we must comply with certain laws and regulations and to reduce the amount of information provided in reports filed with the SEC. We cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our common stock less attractive to investors.

We are and we will remain an "emerging growth company" until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenues equal or exceed $1 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of our initial public offering, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities, or (iv) the date on which we are deemed a "large accelerated filer" (with at least $700 million in public float) under the Exchange Act. For so long as we remain an "emerging growth company" as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" as described in further detail in the risk factors below. We cannot predict if investors will find our common stock less attractive because we will rely on some or all of these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. If we avail ourselves of certain exemptions from various reporting requirements, as is currently our plan, our reduced disclosure may make it more difficult for investors and securities analysts to evaluate us and may result in less investor confidence.

Our election not to opt out of JOBS Act extended accounting transition period may not make its financial statements easily comparable to other companies.

Pursuant to the JOBS Act, as an “emerging growth company”, we can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the Public Company Accounting Oversight Board (PCAOB) or the SEC. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, our company, as an “emerging growth company”, can adopt the standard for the private company. This may make comparison of our financial statements with any other public company which is not either an “emerging growth company” nor an “emerging growth company” which has opted out of using the extended transition period difficult or impossible as possible different or revised standards may be used.

The recently enacted JOBS Act will also allow our company to postpone the date by which it must comply with certain laws and regulations intended to protect investors and to reduce the amount of information provided in reports filed with the SEC.

The recently enacted JOBS Act is intended to reduce the regulatory burden on “emerging growth companies”. We meet the definition of an “emerging growth company” and so long as it qualifies as an “emerging growth company,” it will, among other things:

•
be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

•
be exempt from the "say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the "say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of The Dodd–Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) and certain disclosure requirements of the Dodd-Frank Act relating to compensation of Chief Executive Officers;

•
be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Exchange Act, as amended and instead provide a reduced level of disclosure concerning executive compensation; and

•	be exempt from any rules that may be adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

Although we are still evaluating the JOBS Act, we currently intend to take advantage of all of the reduced regulatory and reporting requirements that will be available to it so long as it qualifies as an “emerging growth company”. We have elected not to opt out of the extension of time to comply with new or revised financial accounting standards available under Section 102(b)(1) of the JOBS Act. Among other things, this means that our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as it qualifies as an “emerging growth company”, which may increase the risk that weaknesses or deficiencies in the internal control over financial reporting go undetected. Likewise, so long as it qualifies as an “emerging growth company”, we may elect not to provide certain information, including certain financial information and certain information regarding compensation of executive officers, which would otherwise have been required to provide in filings with the SEC, which may make it more difficult for investors and securities analysts to evaluate us. As a result, investor confidence in our company and the market price of its common stock may be adversely affected.

Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company”, at such time we cease being an “emerging growth company”, the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company”.  Specifically, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; are not required to conduct say-on-pay and frequency votes until annual meetings occurring on or after January 21, 2013; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports.  Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze the Company’s results of operations and financial prospects.

Risks Related To The Ownership of Our Shares

We may have difficulty selling shares under our Primary Offering because the selling shareholders are concurrently offering their shares under the Secondary Offering.

We may have difficulty selling shares under our Primary Offering because we may be competing with the selling security holders who are concurrently offering their shares under the Secondary Offering. In the event that our common shares are quoted on the OTC Bulletin Board, the selling security holders will not be required to sell their shares at a fixed price of $0.10 per share.  Accordingly, the selling security holders may reduce the price of their shares which may hinder our ability to sell any shares under the Primary Offering.

We will likely conduct further offerings of our equity securities in the future, in which case your proportionate interest may become diluted.

Since our inception, we have relied on such sales of our common shares to fund our operations.  We will likely be required to conduct additional equity offerings in the future to finance our current projects or to finance subsequent projects that we decide to undertake. If common shares are issued in return for additional funds, the price per share could be lower than that paid by our current shareholders. We anticipate continuing to rely on equity sales of our common shares in order to fund our business operations. If we issue additional shares, your percentage interest in us could become diluted.

If a market for our common shares does not develop, shareholders may be unable to sell their shares.

There is currently no market for our common shares and we can provide no assurance that a market will develop. We intend to apply for quotation of our common shares on the OTC Bulletin Board.  However, we can provide no assurance that our shares will be approved for quotation on the OTC Bulletin Board or, if traded, that a public market will materialize.  If our common shares are not quoted on the OTC Bulletin Board or if a public market for our common shares does not develop, shareholders may not be able to re-sell the common shares that they have purchased and may lose all of their investment.

Because our directors are not independent they can make and control corporate decisions that may be disadvantageous to other common shareholders.

We intend to apply to have our common shares quoted on the OTC Bulletin Board inter-dealer quotation system, which does not have director independence requirements.  Using the definition of “independent” in NASDAQ Rule 5605(a)(2), we have determined that none of our directors are independent. Our directors have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations, and the sale of all or substantially all of our assets.  They also have the power to prevent or cause a change in control. The interests of our directors may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

Our securities are considered a penny stock.

Because our securities are considered a penny stock, shareholders will be more limited in their ability to sell their shares. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. Because our securities constitute “penny stocks” within the meaning of the rules, the rules apply to us and to our securities. The rules may further affect the ability of owners of shares to sell our securities in any market that might develop for them. As long as the trading price of our common shares is less than $5.00 per share, the common shares will be subject to Rule 15g-9 under the Exchange Act. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that:

1.	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

2.
contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities laws;

3.	contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;

4.	contains a toll-free telephone number for inquiries on disciplinary actions;

5.	defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

6.	contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such shares; and (d) a monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus constitute "forward-looking statements.” These statements, identified by words such as “plan,” "anticipate,” "believe,” "estimate,” "should,” "expect" and similar expressions include our expectations and objectives regarding our future financial position, operating results and business strategy. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, general business, economic, competitive, political and social uncertainties; the actual results of current exploration activities; changes in project parameters as plans continue to be refined; changes in labour costs or other costs of production; future mineral prices; equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry, including but not limited to environmental hazards, cave-ins, pit-wall failures, flooding, rock bursts and other acts of God or unfavourable operating conditions and losses; delays in obtaining governmental approvals or financing or in the completion of development or construction activities, as well as those factors discussed in the section titled "Risk Factors" in this prospectus.

Forward looking statements are based on a number of material factors and assumptions, including the results of exploration and drilling activities, the availability and final receipt of required approvals, licenses and permits, that sufficient working capital is available to complete proposed exploration and drilling activities, that contracted parties provide goods and/or services on the agreed time frames, the equipment necessary for exploration is available as scheduled and does not incur unforeseen break downs, that no labour shortages or delays are incurred and that no unusual geological or technical problems occur. While we consider these assumptions may be reasonable based on information currently available to it, they may prove to be incorrect. Actual results may vary from such forward-looking information for a variety of reasons, including but not limited to risks and uncertainties disclosed in the section titled “Risk Factors” in this prospectus.

We intend to discuss in our Quarterly Reports and Annual Reports any events or circumstances that occurred during the period to which such documents relate that are reasonably likely to cause actual events or circumstances to differ materially from those disclosed in this prospectus. New factors emerge from time to time, and it is not possible for management to predict all of such factors and to assess in advance the impact of each such factor on our business or the extent to which any factor, or combination of such factors, may cause actual results to differ materially from those contained in any forwarding looking statement.

USE OF PROCEEDS

Primary Offering

We are offering a total of 1,500,000 common shares at a price of $0.10 per share under our Primary Offering.  The shares being offered by us are being offered without the use of underwriters or broker-dealers and will be sold by our President.  No commissions or discounts will be paid in connection with the sale of the shares being offered by us.

The following table below sets forth the net proceeds assuming the sale of 25%, 50%, 75% and 100% of the Primary Offering. See also “Plan of Operation”.

Item	25%	50%	75%	100%
Gross proceeds	$37,500.00	$75,000.00	$112,500.00	$150,000.00
Expected offering expenses	$36,073.84	$36,073.84	$36,073.84	$36,073.84
Net proceeds	$1,426.16	$38,926.16	$76,426.16	$113,926.16

As at July 31, 2012, we had available funds of approximately $120,000, which is net of liabilities.  Accordingly, we plan to use these funds and the net proceeds of the Primary Offering as set forth below (all amounts listed below are estimates):

Item	25%	50%	75%	100%
General Working Capital	$ 38,598.71	$76,098.71	$113,598.71	$151,098.71
Legal and Accounting	$25,000.00	$25,000.00	$25,000.00	$25,000.00
Management Expenses	$12,000.00	$12,000.00	$12,000.00	$12,000.00
Office Expenses	$10,000.00	$10,000.00	$10,000.00	$10,000.00
Phase 2 Exploration Program	$35,000.00	$35,000.00	$35,000.00	$35,000.00
Mineral Claim Payment (Quad Gold Claim)	$827.45	$827.45	$827.45	$827.45
Available Funds	$121,426.16	$158,926.16	$196,426.16	$233,926.16

The principal purposes of this offering is to raise sufficient capital for us to complete Phase 2 of our exploration program on the OS Gold Claim, become a reporting under the Exchange Act and create a public market for our common shares.  If we are unable to sell any shares under the Primary Offering, we have sufficient funds to pay the costs of this offering.  However, expenses associated with meeting our reporting obligations under the Exchange Act will take priority over Phase 2 of our exploration program on the OS Gold Claim.

If the results of Phase 2 of our exploration program on the OS Gold Claim are sufficiently positive, of which there is no assurance, we will implement Phase 3 of our exploration program on the OS Gold Claim.  We have estimated that Phase 3 will cost approximately $150,000 to $250,000.  Even if we sell all of the shares offered under the Primary Offering, we will have insufficient funds to pay the anticipated costs of Phase 3 of our exploration program.  As a result, we will be required to raise additional financing, of which there is no assurance, in order to fund this exploration program.

Secondary Offering

The common shares offered by the selling security holders are being registered for the account of the selling security holders identified in this prospectus.  All net proceeds from the sale of these common shares will go to the respective selling security holders who offer and sell their common shares.  We will not receive any part of the proceeds from such sales of common shares.

SELLING SECURITY HOLDERS

The selling security holders named in this prospectus are offering all of the 4,943,328 common shares offered through this prospectus. The selling security holders acquired the 4,943,328 common shares offered through this prospectus from us in offerings that were exempt the registration requirements of the Securities Act of 1933 (the “Securities Act”).

The following table provides as of September 11, 2012 information regarding the beneficial ownership of our common shares held by each of the selling security holders, including:

1.	the number of shares beneficially owned by each prior to this Offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be beneficially owned by each upon completion of the Offering;
4.	the percentage owned by each upon completion of the Offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

Name Of Selling Security Holder(1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent(2)		Number of Shares	Percent(2)
Allegretto, Dawn	8,000	*	8,000	Nil	Nil
Athwal, Jorawar	16,000	*	16,000	Nil	Nil
Bakshi, Rajeev	100,000	1.4%	100,000	Nil	Nil
Ball, Greg	70,000	1.0%	70,000	Nil	Nil
Basi, Iqbal S.	40,000	*	40,000	Nil	Nil
Cerra, Alita	104,000	1.5%	104,000	Nil	Nil
Christie, Clark Chul	80,000	1.2%	80,000	Nil	Nil
Christie, Song Sook Byun	100,000	1.4%	100,000	Nil	Nil
Costa, Roy	20,000	*	20,000	Nil	Nil
Croner, Steven	40,000	*	40,000	Nil	Nil
Da Costa Management Corp.(3)	320,000	4.6%	320,000	Nil	Nil
Da Costa, Joāo (3)	20,000	*	20,000	Nil	Nil
Da Silva, Maria	100,000	1.4%	100,000	Nil	Nil
Da Silva, Nelson(4)	300,000	4.3%	300,000	Nil	Nil
Dadwal, Amritpaul	20,000	*	20,000	Nil	Nil
Dadwal, Paul	213,333	3.1%	213,333	Nil	Nil
Dhami, Ravinderpal Singh	40,000	*	40,000	Nil	Nil
Dunse, Alex	100,000	1.4%	100,000	Nil	Nil
Dunse, James	100,000	1.4%	100,000	Nil	Nil
Eng, Bruce	40,000	*	40,000	Nil	Nil
Gidda, Navdeep	200,000	2.9%	200,000	Nil	Nil
Gray, Grant(5)	240,000	3.5%	240,000	Nil	Nil
Henley, Hunter	10,000	*	10,000	Nil	Nil
Howland, Andrew	20,000	*	20,000	Nil	Nil
Hoyle, Peter	120,000	1.7%	120,000	Nil	Nil
Huang, Jerry Chun Chieh	8,000	*	8,000	Nil	Nil
Hurst, Bob	40,000	*	40,000	Nil	Nil
Jane, Alex	133,333	1.9%	133,333	Nil	Nil
Jeffs, Caitlin	15,000	*	15,000	Nil	Nil
Jeffs, Richard N.	20,000	*	20,000	Nil	Nil
Keegan, Gerard	10,000	*	10,000	Nil	Nil
Keegan, Peter	86,666	1.3%	86,666	Nil	Nil
Keegan, Ron	10,000	*	10,000	Nil	Nil
Kostrzewski, Wolfgang	20,000	*	20,000	Nil	Nil
Lamont, Elena	100,000	1.4%	100,000	Nil	Nil
Lim, Eng Dee	239,999	3.5%	239,999	Nil	Nil
Lock, Sharon	8,000	*	8,000	Nil	Nil
Lombardo, Joe	20,000	*	20,000	Nil	Nil
Loureiro, Tony	40,000	*	40,000	Nil	Nil
Machhiana, Arvind	26,666	*	26,666	Nil	Nil
Mackiewich, Twyla	40,000	*	40,000	Nil	Nil
Madec, Donald G.	40,000	*	40,000	Nil	Nil
Malhi, Raun	100,000	1.4%	100,000	Nil	Nil
Motomochi, Gary	340,000	4.9%	340,000	Nil	Nil
Okamoto, George	20,000	*	20,000	Nil	Nil

Paris, Enrica	40,000	*	40,000	Nil	Nil
Pereira, Francisco	8,000	*	8,000	Nil	Nil
Peterson, Don G.	40,000	*	40,000	Nil	Nil
Rgas Holdings Co. Ltd.(6)	20,000	*	20,000	Nil	Nil
Roche, Tom	80,000	1.2%	80,000	Nil	Nil
Sangha, Justin	153,333	2.2%	153,333	Nil	Nil
Sekhon, Sukhdeep	40,000	*	40,000	Nil	Nil
Sikich, Michael	140,000	2.0%	140,000	Nil	Nil
Silina, Yanika	54,000	*	54,000	Nil	Nil
Sklavenitis, Terry	40,000	*	40,000	Nil	Nil
Stader, Curt	24,000	*	24,000	Nil	Nil
Steinhauer, Dianne	100,000	1.4%	100,000	Nil	Nil
Strang, Terran	50,000	*	50,000	Nil	Nil
Strauts, Daniel	40,000	*	40,000	Nil	Nil
Strauts, Deena	133,332	1.9%	133,332	Nil	Nil
Strauts, Katherine	40,000	*	40,000	Nil	Nil
Thompson, Michael	15,000	*	15,000	Nil	Nil
Tran, Thuan	66,666	1.0%	66,666	Nil	Nil
Wong, Cindy	40,000	*	40,000	Nil	Nil
Zyp, Greg	80,000	1.2%	80,000
TOTAL	4,943,328		4,943,328
Notes:

*	Represents less than 1%.
(1)
Unless otherwise provided, we believe, based on the information provided to us, that the named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table.  The numbers in this table assume that none of the selling security holders sells common shares not being offered in this prospectus or purchases additional common shares, and assumes that all shares offered are sold.

(2)
“Beneficial Ownership Before Offering” is based on 6,916,661 common shares outstanding as of September 11, 2012.  “Beneficial Ownership After Offering” is based on 8,416,661 common shares outstanding and assumes that we complete the sale of all of the common shares being offered by us under this prospectus of which there is no assurance.

(3)	Da Costa Management Corp. is beneficially owned by Joāo Da Costa.
(4)	Nelson Da Silva served as our President, Secretary, Treasurer and director from August 4, 2010 to August 19, 2010.
(5)	Grant Gray served as our President and director from August 19, 2010 to September 1, 2011.
(6)	Rgas Holdings Co. Ltd. is beneficially owned by Robert G.A. Shand.

Except as disclosed above, none of the selling security holders:

(i)	has had a material relationship with us other than as a shareholder at any time within the past three years; or

(ii)	has ever been one of our officers or directors.

PLAN OF DISTRIBUTION AND DETERMINATION OF OFFERING PRICE

Primary Offering

We are offering 1,500,000 common shares at a fixed price of $0.10 per share even if a public trading market for our common shares develops.  The price of $0.10 per share was chosen by our President, Ralph Biggar, based on the following factors:

1.	The price at which we have previously sold our common shares; which represents only a 25% discount from the current public offering price;

2.
The current economic climate including, but not limited to, the general conditions of the securities market at the time of the Primary Offering, the volatility of securities prices of over-the-counter mineral exploration companies over the last six months and the seasonal trends of the prices of over-the-counter securities;

3.	Historical prices of other similar Primary Offerings; and

4.	Mr. Biggar’s judgment as to the best price as which such sales could be completed.

This offering is being made by us without the use of outside underwriters or broker-dealers.  The common shares to be sold by us will be sold on our behalf by our President, Ralph Biggar.  Mr. Biggar will not receive commissions or proceeds or other compensation from the sale of any shares on our behalf.

Mr. Biggar will not register as a broker-dealer pursuant to Section 15 of the Exchange Act, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer.

1.	Mr. Biggar is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation;

2.	Mr. Biggar will not be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3.	Mr. Biggar is not, nor will he be at the time of participation in the offering, an associated person of a broker-dealer; and

4.
Mr. Biggar meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he: (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of our company, other than in connection with transactions in securities; and (B) is not a broker or dealer, or been an associated person of a broker or dealer, within the preceding twelve months; and (C) has not participated in selling and offering securities for any issuer more than once every twelve months other than in reliance on paragraphs (a)(4)(i) or (a)(4)(iii).

Secondary Offering

The selling security holders named in this prospectus may sell their shares on a continuous or delayed basis for a period of nine months after this registration statement is declared effective.  The selling security holders may sell some or all of their shares in one or more transactions, including block transactions:

1.	On such public markets as the shares may from time to time be trading;

2.	In privately negotiated transactions;

3.	Through the writing of options on the shares;

4.	In short sales; or

5.	In any combination of these methods of distribution.

The selling security holders named in this prospectus may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions.  Any broker or dealer participating in such transactions as agent may receive a commission from the selling security holders, or, if they act as agent for the purchaser of such shares, from such purchaser. The selling security holders will likely pay the usual and customary brokerage fees for such services.

We are bearing all costs relating to the registration of this offering.  The selling security holders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the shares.

Concurrent Offerings

Our Primary Offering will continue to have a fixed price of $0.10 per share even if a public trading market for our common shares develops. However, if we obtain a quotation on the OTC Bulletin Board, the selling shareholders can sell shares under the Secondary Offering at a fixed price of $0.10 per share until such time as our shares are quoted on the OTC Bulletin Board, after which, the selling security holders may sell their shares at prevailing market prices, prices related to prevailing market prices or at privately negotiated prices.  Therefore, the price of shares offered, under the Primary Offering may, in the future differ from the price of shares offered under the Secondary Offering.

Stabilization and Other Activities

Mr. Biggar and the selling security holders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the shares.  Mr. Biggar is deemed to be an “underwriter” within the meaning of the Securities Act in connection with our offering of 1,500,000 common shares.  The selling security holders and any broker-dealers who execute sales for the selling security holders may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales.  In particular, Mr. Biggar and during such times as the selling security holders may be deemed to be engaged in a distribution of the shares, and therefore be considered to be an underwriter, they must comply with applicable law and may among other things:

1.	Not engage in any stabilization activities in connection with our shares;

2.
In the case of the selling security holders, furnish each broker or dealer through which shares may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

Mr. Biggar is aware and the selling shareholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of common shares by us and the selling security holders, respectively, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares.  Under Regulation M, the Company, the selling security holders and their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, our common shares while such persons are distributing shares covered by this prospectus.  In addition, it shall be unlawful for any person to short sell our common shares and purchase the shares offered in the Primary Offering or Secondary Offering while the Primary Offering and Secondary Offering are taking place.  The selling security holders are advised that if a particular offer of shares is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

DILUTION

The price of the Primary Offering is at $0.10 per share.  This price is greater than the price paid by the following executive officers and directors:

●	we issued 800,000 common shares to Ralph Biggar, our President and a director, at a price of $0.005 per share;

●	we issued 1,333,333 common shares to Mr. Biggar at a deemed price of $0.75 per share to settle corporate indebtedness;

●
we issued 200,000 common shares to Gerald Diakow, our Vice President Exploration and a director, at a deemed price of $0.75 per share in connection with our acquisition of the OS Gold Claim and Quad Gold Claim; and

●	we issued 250,000 common shares to Denis Zyrianov, our Chief Financial Officer, at a deemed price of $0.75 per share as stock based compensation. See “Related Transactions”.

Based on the foregoing, you will suffer immediate dilution if you purchase common shares under this Primary Offering.

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered.  Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing shareholders.

Based on our latest unaudited quarter end data at April 30, 2012, the following tables sets forth your dilution based on completion of 25%, 50%, 75% and 100% of the Primary Offering.

Percent of Primary Offering	25%	50%	75%	100%
Number of shares sold	375,000	750,000	1,125,000	1,500,000
Total shares outstanding	7,291,661	7,666,661	8,041,661	8,416,661
Offering price per share	$0.10	$0.10	$0.10	$0.10
Gross proceeds	$37,500	$75,000	$112,500	$150,000
Offering expenses	$36,074	$36,074	$36,074	$36,074
Net proceeds	$1,426	$38,926	$76,426	$113,926
Total net tangible book value as at April 30, 2012	$180,566	$180,566	$180,566	$180,566
Net tangible book value per share as at April 30, 2012	$0.026	$0.026	$0.026	$0.026
Total net tangible book value after offering	$181,992	$219,492	$256,992	$294,492
Net tangible book value after offering	$0.025	$0.029	$0.032	$0.035
Dilution	$0.075	$0.071	$0.068	$0.065

DESCRIPTION OF SECURITIES TO BE REGISTERED
General

Our authorized capital consists of an unlimited number of common shares, without par value, and an unlimited number of preferred shares, without par value.  As of the date of this prospectus, we had 6,916,661 common shares issued and outstanding and no preferred shares were issued and outstanding.

Common Shares

The following is a summary of the material rights and restrictions associated with our common shares.  This description does not purport to be a complete description of all of the rights of our shareholders and is subject to, and qualified in its entirety by, the provisions of our most current Notice of Articles and Articles, which are included as exhibits to this Registration Statement.

The holders of our common shares are entitled to receive notice of and to attend and vote at all meetings of the shareholders and each common share shall confer the right to one vote in person or by proxy at all meetings of the shareholders.  Two shareholders, whether present in person or by proxy, constitute a quorum for all meetings of the shareholders.  Except as otherwise provided by the Business Corporations Act (British Columbia) or our Articles, all action taken by the holders of a majority of the votes cast, excluding abstentions, at any meeting at which a quorum is present shall be valid and binding.  In the case of certain fundamental changes such as liquidation, amalgamation or changes to our Notice of Articles, a vote by holders of a “special majority”, being two-thirds of the votes cast at the Meeting, is required.  Where a separate vote of a class, classes or series is required, a vote of a majority, for ordinary matters, or special majority, for fundamental changes, is required.  Our Articles do not provide for cumulative voting in the election of directors.

The holders of the common shares, subject to the prior rights, if any, of any other class of shares, are entitled to receive such dividends in any financial year as the board of directors may by resolution determine. In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, the holders of our common shares are entitled to receive, subject to the prior rights, if any, of the holders of any other class of shares, the remaining property and assets of the Company.  The common shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking fund provisions.

The rights of our shareholders may not be altered other than by a vote of a special majority, being two-thirds of the votes cast at the Meeting of our outstanding shares.

Dividend Rights

We have never declared, nor paid, any dividend since our incorporation and does not foresee paying any dividend in the near future since all available funds will be used to conduct exploration activities.  Any future payment of dividends will depend on our financing requirements and financial condition and other factors which the board of directors, in its sole discretion, may consider appropriate.

Under the Business Corporations Act, we are prohibited from declaring or paying dividends if there are reasonable grounds for believing that we are insolvent or the payment of dividends would render us insolvent.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the shares was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries.  Nor was any such person connected with our company, or any of its parents or subsidiaries, a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Northwest Law Group has assisted us in the preparation of this prospectus and registration statement and will provide counsel with respect to other legal matters concerning the registration and offering of the shares.

Dale Matheson Carr-Hilton Labonte LLP (“DMCL”), our independent registered public accountants, have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report.  DMCL has presented its report with respect to our audited financial statements.  The report of DMCL is included in reliance upon their authority as experts in accounting and auditing.

OUR BUSINESS

General

We were incorporated on August 4, 2010 under the laws of the State of Nevada under the name “SOS Link Corporation”.  On April 15, 2011, we changed our place of incorporation from the State of Nevada to the Province of British Columbia, Canada and concurrently changed our name to “Venza Gold Corp.”.  The change from Nevada to British Columbia was approved by our shareholders on April 14, 2011.

We are an exploration stage company engaged in the acquisition and exploration of mineral properties.  We currently hold a 100% interest in the OS Gold Claim and the Quad Gold Claim.  The OS Gold Claim, being our lead mineral project, is comprised of one mineral claim totaling 1,292.5 acres located approximately 7 kilometres west of Osoyoos, British Columbia, Canada.  The Quad Gold Claim is comprised of one mineral claim totaling 408.9 acres and is located approximately 16 kilometres north of Campbell River, British Columbia, Canada. We plan to focus our resources on the OS Gold Claim in order to assess whether it possesses mineral deposits capable of commercial extraction.   See section titled “Properties” for additional information.

We previously signed a letter of intent dated November 16, 2010 (the “Letter of Intent”) with EvidencePix Inc. (“EvidencePix”), a company that develops security software applications, and Raymond Sobol.  Under the terms of the Letter of Intent, we agreed to acquire all of the shares of EvidencePix subject to the conditions of the Letter of Intent.  In conjunction with the proposed acquisition, we advanced loans totaling $195,000 to EvidencePix to provide them with sufficient working capital to commercialize their security software applications.  The loans beared interest at a rate of 5% per annum and were due one year from the date of the loan.  We were unable to reach a formal agreement with EvidencePix and elected to not proceed with the proposed acquisition.  On March 28, 2012, we entered into a British Columbia Supreme Court consent order with EvidencePix whereby EvidencePix agreed to pay us the outstanding loans plus interest and costs as follows: (i) $50,000 on March 31, 2012; (ii) $35,000 on April 30, 2012; (iii) $35,000 on May 31, 2012; (iv) $35,000 on June 30, 2012; and (v) $55,037.84 on July 31, 2012. As of July 31, 2012, we collected the entire amount of the outstanding loans, being $210,037.84.

To date, we have not earned any revenues from our main operations and do not anticipate earning revenues until such time as we enter into commercial production of our properties.  We are presently in the exploration stage of our business and we can provide no assurance that commercially viable minerals exist on our properties or that we will discover commercially exploitable levels of mineral resources on our properties, or if such deposits are discovered, that we will enter into further substantial exploration programs.

Jumpstart Our Business Startups Act

Overview

In April 2012, the Jumpstart Our Business Startups Act ("JOBS Act") was enacted into law. The JOBS Act provides, among other things:

•	Exemptions for “emerging growth companies” from certain financial disclosure and governance requirements

•
Amendments to certain provisions of the federal securities laws to simplify the sale of securities and increase the threshold number of record holders required to trigger the reporting requirements of the Exchange Act, as amended;

•	Relaxation of the general solicitation and general advertising prohibition for Rule 506 offerings;

•	Adoption of a new exemption for public offerings of securities in amounts not exceeding $50 million; and

•
Exemption from registration by a non-reporting company of offers and sales of securities of up to $1,000,000 that comply with rules to be adopted by the SEC pursuant to Section 4(6) of the Securities Act and exemption of such sales from state law registration, documentation or offering requirements.

Application to Our Company

In general, under the JOBS Act a company is an “emerging growth company” if its initial public offering ("IPO") of common equity securities was effected after December 8, 2011 and such company had less than $1 billion of total annual gross revenues during its last completed fiscal year. A company will no longer qualify as an “emerging growth company” after the earliest of:

(a)	the completion of the fiscal year in which the company has total annual gross revenues of $1 billion or more;

(b)	the completion of the fiscal year of the fifth anniversary of the company's IPO;

(c)	the company's issuance of more than $1 billion in nonconvertible debt in the prior three-year period; or

(d)	the company becoming a "larger accelerated filer" as defined under the Exchange Act, as amended.

Exemptions Available

The JOBS Act provides additional new guidelines and exemptions for non-reporting companies and for non-public offerings. Those exemptions that impact the Company are discussed below.

Financial Disclosure. The financial disclosure in a registration statement filed by an “emerging growth company” pursuant to the Securities Act, will differ from registration statements filed by other companies as follows:

(a)	audited financial statements required for only two fiscal years;

(b)	selected financial data required for only the fiscal years that were audited;

(c)	executive compensation only needs to be presented in the limited format now required for “smaller reporting companies”.

As we are a “smaller reporting company”, we are already provided with the above exemptions under Regulation S-K.

The JOBS Act also exempts our independent registered public accounting firm from having to comply with any rules adopted by the Public Company Accounting Oversight Board ("PCAOB") after the date of the JOBS Act's enactment, except as otherwise required by SEC rule.

The JOBS Act further exempts an “emerging growth company” from any requirement adopted by the PCAOB for mandatory rotation of our accounting firm or for a supplemental auditor report about the audit.

Internal Control Attestation. The JOBS Act also provides an exemption from the requirement of the Company's independent registered public accounting firm to file a report on the Company's internal control over financial reporting, although management of the Company is still required to file its report on the adequacy of the Company's internal control over financial reporting.

Section 102(a) of the JOBS Act exempts “emerging growth companies” from the requirements in Sections 14A(a) and (b) of the Exchange Act for companies with a class of securities registered under the Exchange Act, to hold shareholder votes for executive compensation and golden parachutes.

Other Items of the JOBS Act. The JOBS Act also provides that an “emerging growth company” can communicate with potential investors that are qualified institutional buyers or institutions that are accredited to determine interest in a contemplated offering either prior to or after the date of filing the respective registration statement. The JOBS Act also permits research reports by a broker or dealer about an “emerging growth company” regardless of whether such report provides sufficient information for an investment decision. In addition the JOBS Act precludes the SEC and FINRA from adopting certain restrictive rules or regulations regarding brokers, dealers and potential investors, communications with management and distribution of a research reports on the “emerging growth company’s” IPOs.

Section 106 of the JOBS Act permits “emerging growth companies” to submit registration statements under the Securities Act, as amended, on a confidential basis provided that the registration statement and all amendments thereto are publicly filed at least 21 days before the issuer conducts any road show. This is intended to allow “emerging growth companies” to explore the IPO option without disclosing to the market the fact that it is seeking to go public or disclosing the information contained in its registration statement until the company is ready to conduct a roadshow.

Election to Opt Out of Transition Period. Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act, as amended, registration statement declared effective or do not have a class of securities registered under the Exchange Act, as amended) are required to comply with the new or revised financial accounting standard.

The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of the transition period.

Competition

We are an exploration stage company. We compete with other mineral resource exploration and development companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration and development companies with whom we compete have greater financial and technical resources than we do. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford greater geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact our ability to finance further exploration and to achieve the financing necessary for us to develop our mineral properties.

Government Regulations

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in the Province of British Columbia, Canada. The main agency that governs the exploration of minerals in British Columbia is the Ministry of Energy and Mines (“Ministry of Mines”). The Ministry of Mines manages the development of British Columbia’s mineral resources, and implements policies and programs respecting their development while protecting the environment. In addition, the Ministry of Mines regulates and inspects the exploration and mineral production industries in British Columbia to protect workers, the public and the environment.

The material legislation applicable to us is the Mineral Tenure Act (British Columbia), administered by the Mineral Titles Branch of the Ministry of Mines, and the Mines Act (British Columbia), as well as the Health, Safety and Reclamation Code and the Mineral Exploration Code. The Mineral Tenure Act and its regulations govern the procedures involved in the location, recording and maintenance of mineral titles in British Columbia. The Mineral Tenure Act also governs the issuance of leases which are long term entitlements to minerals.

All mineral exploration activities carried out on a mineral claim or mining lease in British Columbia must be in compliance with the Mines Act. The Mines Act applies to all mines during exploration, development, construction, production, closure, reclamation and abandonment. It outlines the powers of the Chief Inspector of Mines, to inspect mines, the procedures for obtaining permits to commence work in, on or about a mine and other procedures to be observed at a mine.  Additionally, the provisions of the Health, Safety and Reclamation Code for mines in British Columbia contain standards for employment, occupational health and safety, accident investigation, work place conditions, protective equipment, training programs, and site supervision. Also, the Mineral Exploration Code contains standards for exploration activities including construction and maintenance, site preparation, drilling, trenching and work in and about a water body.

We will not be required to obtain a permit for the exploration carried out under Phase 2 of our exploration program as it involves geophysical work.  In the event that we wish to proceed with Phase 3 of our exploration program, we will be required to file a permit application with the Ministry of Mines in order to conduct drilling on the OS Gold Claim.  As of the date of this prospectus, we have not applied for such a permit.

The Mines Act also provides that a company planning to mine a property must submit a detailed “Mine Plan and Reclamation Program” must be submitted to the Mining  Operations  Branch  Regional  Manager for proposed coal or hardrock mineral mines, major expansions or modifications of producing  coal and hardrock  mineral  mines,  and large pilot projects, bulk  samples, trial cargoes  or  test  shipments. Information requirements for these applications are summarized in the Act. Mines Act permit applications are required whether or not proposed developments fall under the Environmental Assessment Act ("EAA").

Additional approvals and authorizations may be required from other government agencies, depending upon the nature and scope of the proposed exploration program. If the exploration activities require the falling of timber, then either a free use permit or a license to cut must be issued by the Ministry of Forests. Items such as waste approvals may be required from the Ministry of Environment, Lands and Parks if the proposed exploration activities are significantly large enough to warrant them. Waste approvals refer to the disposal of rock materials removed from the earth which must be reclaimed. An environmental impact statement may be required.

In order to maintain our mineral claims in good standing, we must complete exploration work on the mineral claims and file confirmation of the completion of work on the mineral claims with the applicable mining recording office of the Ministry of Mines. In British Columbia, the recorded holder of a mineral claim is required to perform a minimum amount of exploration work on a claim or make payment in the equivalent sum in lieu of work. Effective July 1, 2012, the regulations of the Mineral Tenure Act were amended resulting in an increase to annual fees.  Accordingly, we will be required to pay a fee of CDN $5.00 (USD $5.05) per hectare per year during the initial two year period, CDN $10.00 (USD $10.10) per hectare per year during years three and four, CDN $15.00 (USD $15.15) per hectare per year during years five and six and CDN $20.00 (USD $20.20) per hectare per year for each year thereafter. There is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program. The completion of mineral exploration work or payment in lieu of exploration work in any year will extend the existence of our mineral claims for one additional year. If we fail to complete the minimum required amount of exploration work or fail to make a payment in lieu of this exploration work, then our mineral claims will lapse, and we will lose all interest that we have in our mineral claims.

Environmental Regulations

We will have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended work program. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on earnings, our competitive position or us in the event that a potentially economic deposit is discovered.

Prior to undertaking mineral exploration activities, we must make application for a permit, if we anticipate disturbing land. A permit is issued after review of a complete and satisfactory application. We do not anticipate any difficulties in obtaining a permit, if needed. If we enter the production phase, the cost of complying with permit and regulatory environment laws will be greater because the impact on the project area is greater. Permits and regulations will control all aspects of the production program if the project continues to that stage. Examples of regulatory requirements include:

(i)	Water discharge will have to meet drinking water standards;
(ii)	Dust generation will have to be minimal or otherwise re-mediated;
(iii)	Dumping of material on the surface will have to be re-contoured and re-vegetated with natural vegetation;
(iv)	An assessment of all material to be left on the surface will need to be environmentally benign;
(v)	Ground water will have to be monitored for any potential contaminants;
(vi)	The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re-mediated; and
(vii)	There will have to be an impact report of the work on the local fauna and flora including a study of potentially endangered species.

Employees

As of the date of this prospectus, we have no employees other than our executive officers.

Research and Development

We have not incurred any research and development expenditures since our inception.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

PROPERTIES

We currently do not own any real property.  We currently lease on a month to month basis an office space located at Suite 610, 1100 Melville Street, Vancouver, British Columbia, Canada, V6E 4A6, consisting of approximately 25 square feet at a cost of $1,100 per month.

We own a 100% interest in our lead mineral project called the OS Gold Claim. We also hold a 100% interest in another mineral property called the Quad Gold Claim.

In April 2011, Grant Crooker, P. Geo, our consulting geologist, visited the OS Gold Claim to examine whether the OS Gold Claim’s access road was still open following a harsh winter in early 2012. Mr. Crooker also visited the area of the historical showing and drill sites. He then made an oral report to Gerald Diakow, a member of our Board of Directors, on the reclamation of these sites. Mr. Crooker wrote a short report on the geology of the area including a review of historical mining exploration on other properties in the area. After receiving, this report, Mr. Diakow, recommended and contracted the geochemical soil sample survey for Phase 1 of our exploration program.

The Quad Gold Claim has not been physically examined by a professional geologist or mining engineer.  Notwithstanding the fact that there was not a site visit for the Quad Gold Claim, Mr. Diakow visited the Quad Gold Claim in May 2006.

To date, we have focused our resources on the OS Gold Claim. Our properties are illustrated in Figure 1 below.

LOCATION of VENZA GOLD CLAIMS

Quesnel
Williams Lake
Revelstoke
Kamloops
Enderby
Armstrong
Vernon
Merritt
Kelowna
Penticton
Nelson
Kimberley
Castlegar
Trail
Greenwood
Grand Forks
QUAD GOLD CLAIM
Courtenay
Parksville
Port Alberni
Nanaimo
North Vancouver (City)
Surrey
Chilliwack
White Rock
OS GOLD CLAIM
Duncan
Colwood
Victoria
93H
93E
93G
93F
93D
93C
93B
93A
83D
83C
82O
82N
82M
92P
92O
92N
92M
82J
82K
82L
92I
92J
92K
92L
82G
82F
82E
92H
92G
92F
92E
92C
92B
Fort St. John
Terrace
Quesnel
Williams Lake
Revelstoke
Vernon
Vancouver
Trail
Victoria
Legend
Provincial Boundary (1:2M)
Boundary (International)
Boundary (Interprovincial)
NTS Grid
Transportation - Points (1:2M)
Airstrip
Ferry Route
Seaplane Custom Port
Transportation - Lines (1:2M)
Ferry Route
Road - Trunk
Road - Main
Road - Local
Bridge
Rail Line
Water - Points (1:2M)
Falls
Dam
Water - Lines (1:2M)
River/Stream - Definite
River/Stream - Left Bank
River/Stream - Right Bank
Dam
Lake - Definite
Icefield
Island - Definite
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Water - Polygons (1:2M)
River/Stream - Definite
Lake - Definite
Island - Definite
Major Cities
0
75
150 km.
Map center: 49°51' N, 121°53' W
Scale: 1:4,418,867

This map is a user generated static output from an Internet mapping site and is for general reference only. Data layers that appear on this map may or may not be accurate, current, or otherwise reliable. THIS MAP IS NOT TO BE USED FOR NAVIGATION.

Notes: SOUTHERN BRITISH COLUMBIA

Figure 1. Location and access to properties.

The OS Gold Claim

Description of Property

The OS Gold Claim is comprised of one mineral claim totaling 1,292.5 acres, located approximately 7 kilometers west of the town of Osoyoos, British Columbia, Canada.  The OS Gold Claim is recorded with the Ministry of Mines as follows:

Name of Mineral Claim	Tenure Number	Expiry Date
OS Gold	978304	April 5, 2013

Gerald Diakow is the registered owner of the OS Gold Claim and holds the OS Gold Claim in trust for our sole benefit.  The Province of British Columbia owns the land covered by the mineral claims. To our knowledge, there are no aboriginal land claims that might affect our title to our mineral claims or the Province’s title of the property.

In order to maintain the OS Gold Claim in good standing, we must complete minimum exploration work on the properties and file confirmation of the completion of the work with the Ministry of Mines. In lieu of completing this work, we may pay a fee equal to the minimum exploration work that must be performed with the Ministry of Mines. The completion of mineral exploration work or payment in lieu of exploration work in any year will extend the existence of the OS Gold Claim for one additional year. The minimum exploration work that must be performed and/or the fee for keeping the OS Gold Claim current is equal to CDN $5.00 per hectare.  As the OS Gold Claim is in good standing until April 5, 2013, we will be required to complete minimum exploration work or pay a minimum fee of CDN $2,615.35 on or before April 5, 2013 and each year thereafter in order to keep the OS Gold Claim current. If we fail to complete the minimum required amount of exploration work or fail to make a payment in lieu of this exploration work, our mineral claim will lapse and we will lose all interest in our mineral claim.

The OS Gold Claim is not subject to any royalties.

Location and Access

The OS Gold Claim is located in the Osoyoos Mining Division at approximately 7.2 km (4.5 miles) west of Osoyoos, British Columbia, Canada.

MineralTitles OnlineBC

LOCATION OF OS GOLD CLAIM

Fort St. John
Terrace
Quesnel
Williams Lake
Revelstoke
Vernon
Vancouver
Trail
Victoria

OS GOLD CLAIM
1002003
978304
597715
597706
657002
836783
82E.002
82E.003
340422
YARD
YARD
YARD
377526
377525
319369
319366
319365
319368
377613
321326
377614
321327
319364
319363
319361
380903
380905
380904
380906
247408
319362
375878
318267
247407
247414
247416
310162
BCB 95064
936592
Legend
Indian Reserves
National Parks
Conservancy Areas
Parks
Federal Transfer Lands
Mineral Tenure (current)
Mineral Claim
Mineral Lease
Mineral Reserves (current)
Placer Claim Designation
Placer Lease Designation
No Staking Reserve
Conditional Reserve
Release Required Reserve
Surface Restriction
Recreation Area
Others
First Nations Treaty Related Lands
First Nations Treaty Lands
Survey Parcels
BCGS Grid
Contours (1:250K)
Contour - Index
Contour - Intermediate
Areaof Exclusion
Areaof Indefinite Contours
Transportation - Points (TRIM)
Helipad
Transportation - Lines (TRIM)
Airfield
0 1000 2000 m.
Map center: 49° 1' 37" N, 119° 33' 53" W
Scale: 1:57,431

This map is a user generated static output from an Internet mapping site and is for general reference only. Data layers that appear on this map may or may not be accurate, current, or otherwise reliable. THIS MAP IS NOT TO BE USED FOR NAVIGATION.

Figure 2. OS Gold Claim.

The OS Gold Claim is accessible by 4 wheel drive vehicle or an all terrain vehicle from Richter Pass on Highway 3.  From Highway 3, vehicles travel along the old Richter pass road and then travel along Cougar Creek road to Blue Lake.  Once at Blue Lake, vehicles travel 1 kilometre to Kilpoola Lake, which is located on the edge of the OS Gold Claim.

Water for the OS Gold Claim would be sourced from Kipoola Lake (approximately 350 X 220 yards in size) which is enclosed in the claim area. Infrastructure on the claim property includes logging/ranch roads which transect the claim area in a north-south direction. Electrical power could be sourced from the Okanagan Valley transmission line which is 3.2 km (2 miles) northeast of the OS Gold Claim.

Climate and Physiography

The climate of the western Okanagan has little precipitation, being less than 10 inches per year. Snowfall may occur in the winter at higher elevations and generally melts by mid-April in the claim area. During the summer months, the climate is warm and dry and thunderstorms may occur. Due to the light snowfall in the OS Gold Claim area, exploration may be undertaken all year.

Vegetation in the OS Gold Claim area consists of grassy slopes and meadows with pine forest on the higher elevation hills especially on the north facing slopes. Lodge pole pine trees are in the forested areas and Ponderosa pine trees are found in the more open areas. Water courses are choked with wild rose bushes and trembling aspen are found along the riparian area.

The topography of the Thompson Okanagan region is extremely varied. The OS Gold Claim area is bounded by the Cascade Mountains to the west and the Okanagan Mountain Range to the east. The 160 km (100 miles) chain of lakes in the Okanagan Valley are the main feature of the landscape. The three largest lakes in the Okanagan Valley north to south are Okanagan Lake, Skaha Lake and Osoyoos Lake, which straddles the USA-Canada border. The OS Gold Claim is situated approximately 7.4 km west of Osoyoos Lake. Low rolling hills make up most of the OS Gold Claim and running through the center is a shallow valley and Kilpoola Lake. Lone Pine Creek flows south into Kilpoola Lake. The elevation on the OS Gold Claim is from 800 to 1000 meters (2600 to 3300 feet).

History

A large number of prospects and three small mines occur within a 20 kilometre radius of the OS Gold Claim in both Canada and the United States. The earliest recorded mining activity in the area is from placer mining for gold on the Similkameen River on the United States side of the border, 5.5 kilometres south of the OS Gold Claim, in 1859. Quartz veins and lodes were recognized in the area at that time but no exploration was carried out on them.  Most of the mineralization in the area is related to quartz veins with gold and silver values.

The first significant mine development in the area was at the Fairview gold-silver camp located 19 kilometres north of the OS Gold Claim in the early 1890s.  At the Morning Star and Stemwinder mines quartz vein systems containing galena, chalcopyrite, sphalerite and pyrite carry significant gold and silver values. The quartz veins occur within Kobau Group metasedimentary rocks near the contact with the Fairview granodiorite to the south and Oliver granite to the north. Production from the Fairview camp is estimated to be 535,500 tons of ore producing 17,040 ounces of gold and 169,497 ounces of silver between 1898 and 1949 (BC Preliminary Map 64, Gold in British Columbia).

The Dividend-Lakeview property is located approximately 5 kilometres south-east of the OS Gold Claim and was first explored around 1900. The Dividend-Lakeview property is considered a skarn deposit with high temperature replacement of limestone within the Kobau Group. The skarn mineralization consists of massive pyrrhotite, pyrite, chalcopyrite and arsenopyrite which preferentially replace marble. The Dividend-Lakeview produced 104,200 tons of ore yielding 16,216 ounces of gold and 2,805 ounces of silver between 1907 and 1949 (BC Preliminary Map 64, Gold in British Columbia).

The Horn Silver mine is located approximately 11 kilometres east of the OS Gold Claim and was first explored around 1900. The Horn Silver mine lies in biotite-hornblende granodiorite of the Kruger syenite. The mineralization which occurs is discontinuous, narrow east and south-east striking quartz veins within weakly developed easterly striking shear zones and consists of argentite, native silver, cerargyrite, pyrite, galena, sphalerite, tetrahedrite, chalcopyrite, pyrargyrite and acanthite. Production from the Horn Silver mine is recorded as 483,614 tons of ore yielding 10,686 ounces of gold and 4,089,471 ounces of silver between 1915 and 1984 (BC Preliminary Map 64, Gold in British Columbia).

A large porphyry copper-molybdenum type deposit called the Kelsey occurs approximately 9 kilometres south-east of the OS Gold Claim in the state of Washington.  The bulk of the mineralization at the Kelsey property occurs within the coarse crystalline quartz diorite of the Jurassic-Cretaceous Silver Nail pluton. At the south end of the property the pluton has been brecciated and Kobau Group metasedimentary and metavolcanic rocks have been incorporated as fragments in the breccia and as slivers in the pluton. The most concentrated copper-molybdenum mineralization is associated with quartz-sericte alteration and intense fracturing and the surrounding country rock is chloritized. Mineralization in greenstone and limey portions of the Kobau group consists of copper-bearing tactite containing pyrrhotite, minor garnet and epidote. Quartz veins contain chalcopyrite rich pods.

The sole recorded exploration work on the OS Gold Claim occurred in 1973 by Cone Properties Ltd. (“Cone Properties”).  Cone Properties conducted an extensive exploration program on a mineralized occurrence called the “Pass Showing”, which is located within the OS Gold Claim.  Historical records indicate that the exploration program consisted of geological mapping, magnetometer geophysical survey, a 3,100 sample geochemical soil survey, and 10 percussion drill holes totaling 821 metres (British Columbia Minfile Databse Number 082ESW111).  Results of this work program are not available in the public record.

The above detailed information concerning historical prospects and production within the vicinity of the OS Gold Claim is not necessarily indicative of the mineralization on the OS Gold Claim.

Geology

The OS Gold Claim is located within the Okanagan Terrane of the Intermontane tectonic belt and is mainly underlain by metasediments and metavolcanics of the Carboniferous or older Kobau Group. The Pass showing is reported to occur within the Kobau Group on the OS Gold Claim.

The Kobau Group rocks comprise of banded, foliated quartzite lithologies with minor mafic schists, and thick, compositionally layered mafic schist units with intercalated quartzite bands. Minor meta-carbonates and mafic meta-volcanic flows or sills occur within the quartzites and schists.

The quartzites range from layered, foliated quartzite with thin, biotite rich laminae to boudins of massive, pure quartzite and range in colour from opaque black to translucent grey to green to blue.  The beds generally vary from one to thirty metres in thickness, but range down to several centimetres or less in thickness, interbedded with other rocks.

The schists are generally fine grained, strongly foliated, generally chloritic and range in colour from light to dark green to grey-green and rarely black. The individual units are themselves heterogeneous sequences marked by irregular finer scale alterations of thin beds of slightly different character.

The meta-carbonate unit is similar in character to the schist unit in so much as it is green, fine grained, chloritic and strongly foliated. Its distinction is it is host to concordant and discordant carbonate veinlets as well as containing indigenous carbonate material. The unit also hosts white to light blue marble boudins generally less than 10 metres in thickness. The meta-volcanic units consist of greyish-green lenses of augite-porphyritic mafic flows or sills, sometimes weakly foliated.

Immediately to the north and east of the OS Gold Claim, the Kobau Group metamorphic rocks have been intruded by the Middle Jurassic Osoyoos granodiorite and associated rock types of the Nelson Plutonic Suite. A second pluton of similar age, the Fairview granodiorite intrudes the Kobau Group approximately nineteen kilometres north of the OS Gold Claim. Immediately north of the Fairview granodiorite is the Oliver granite of Jurassic or younger age. The Fairview granodiorite and Oliver granite are very significant as they spatially are related to the auriferous quartz veins at the Fairview gold-silver camp. The western portion of the OS Gold Claim is underlain by Jurassic aged, megacrystic coarse grained syenite of the Kruger syenite.

The regional metamorphism of the Kobau group in the study area is syn-kinematic with the respect to the main phases of pre-Jurassic deformation. Peak metamorphic conditions of greenschist grade are documented by actinolite-biotite-epidote-albite assemblages in mafic schists and calcite-tremolite assemblages in some carbonate rocks. Garnet occurrences are limited to semi-pelitic layers. Contact metamorphism adjacent to the Jurassic plutons overprinted schistocities with secondary, non-oriented growth of greenschist minerals.

The Kobau Group have undergone three distinct phases of deformation. The earliest phase produced near isoclinals folding and shearing accompanied by metamorphism to greenschist facies. The second phase resulted in overturned and normal folds. The third phase of deformation caused doming and gentle folding, along with fracturing and is considered to possibly be contemporaneous with the Mesozoic intrusions. As each period of folding has been successively overprinted on the previous event, the result is a sequence of complex tight, isoclinals, over turned recumbent, chevron and refolded folds.

Quartz veins are ubiquitous in the metasedimentary rocks and display varying degrees of deformation according to their time of emplacement. Auriferous quartz veins occur within the Kobau group adjacent to and parallel to the Fairview granodiorite contact. Near the Stemwinder mine, these veins form two sets at distances of approximately 50 metres and 100 metres from the intrusive contact.  Near the Fairview mine, veins occur at structurally higher levels near the contact between quartzite and mafic schist, as well as close to or within the Fairview granodiorite. All veins are locally concordant to the regional foliation but cut lithologic contacts on the map scale. In general, they form planar bodies striking north-westerly and dipping to the south-east. Individual veins pinch and swell greatly, attain thicknesses up to 5 metres, and may be traced up to 500 metres along strike.

Mineralization

In the Southern Portion of the OS Gold Claim the pluton has been brecciated and Kobau Group metasedimentary and metavolcanic rocks have been incorporated as fragments in the breccia and as slivers in the pluton. The most concentrated copper-molybdenum mineralization is associated with quartz-sericte alteration and intense fracturing and the surrounding country rock is chloritized. Mineralization in greenstone and limey portions of the Kobau group consists of copper-bearing tactite containing pyrrhotite, minor garnet and epidote. Quartz veins contain chalcopyrite rich pods.

Mineralization at the Pass showing is described as consisting of quartz lenses and veins containing copper, lead, gold and silver mineralization. The proximity to the Kelsey deposit and that Porphyry Copper systems commonly occur in clusters and align along convergent plate boundaries suggests that the the Pass showings may be an apophysis where leakage of a much larger porphyry system is occurring.

Current Exploration Program

We have made a determination to implement the three-phase exploration program set forth below to test the potential of the OS Gold Claim.  As of the date of this prospectus, we have completed Phase 1 of our exploration program. However, we have not commenced Phase 2 of our exploration program due to the fact that we have focused our financial resources on the filing of our Registration Statement on Form S-1, including, but not limited to, corresponding with our legal counsel and the Securities and Exchange Commission.

Phase 1 – Filed Work Sampling

Phase 1 of our exploration program involved sending a suitably equipped experienced prospecting team for about one week performing a reconnaissance survey of the entire claim.  In April 2012, we sent up a geological team to prospect the claim area and to complete a geochemical soil survey covering a grid area of 4.9 kilometers (3 miles). In total, 56 soil samples were collected and sent to Acme Analytical Laboratories (Vancouver) Ltd. The samples were analyzed using a standard ICP (Inductive Couple Plasma) Mass Spectrometer aqua regia Digestion which yields a 36 element analysis. The geochemical soil grid is illustrated in Figure 3 below.

GEOCHEMISTRY GRID

PHASE 1 GRID
DL 1976S
DL 1714S
Bk A
DL 3092
978304
Bk B
815
82E 003
1002003
DL 2078S
Kilpoola
DL 24S
Lake
DL 3109
DL 2394S
377614
1100
DL 3463
DL 1993S
380905
380903
1000
0
250
500 m.
Map center: 49° 1' 34" N, 119° 33' 20" W

Fort St. John
Terrace
Quesnel
Williams Lake
Revelstoke
Vernon
Vancouver
Trail
Victoria

Legend

MINFILE Status
- Producer
- Past Producer
- Developed Prospect
- All others

- Indian Reserves
- National Parks
- Conservancy Areas
- Parks
- Federal Transfer Lands
- MTO Grid (MTO)

Mineral Tenure (current)
- Mineral Claim
- Mineral Lease

Mineral Reserves (current)
- Placer Claim Designation
- Placer Lease Designation
- No Staking Reserve
- Conditional Reserve
- Release Required Reserve
- Surface Restriction
- Recreation Area
- Others
- First Nations Treaty Related Lands
- First Nations Treaty Lands
- Integrated Cadastral Fabric
- Survey Parcels
- BCGS Grid

Contours (TRIM)
- Contour - Index

Scale: 1:14,446

This map is a user generated static output from an Internet mapping site and is for general reference only. Data layers that appear on this map may or may not be accurate, current, or otherwise reliable. THIS MAP IS NOT TO BE USED FOR NAVIGATION.

Notes: PHASE 1 GEOCHEMISTRY SURVEY LOCATED ALONG BLUE LINES

Figure 3. Geochemical soil grid.

The geochemistry survey was successful in delineating both copper and gold anomalies on the OS Gold Claim. The copper soil samples show a large geochemical anomaly covering the eastern third of the grid area. This zone starts at the most north eastern sample collected on the grid and extends south for a length of 800 meters (2600 feet) and a width over 300 meters (1000 feet). The copper anomaly is open along the eastern boundary of the grid area.

The gold anomalies resulting from the geochemical soil survey shows two distinct zones the largest is located on the northern 1/3 of the grid area. This anomaly is approximately 500 meters (1600 feet) in a east-west direction and 200 meters (650 feet) north to south. The second anomaly is located in the southeastern corner of the grid area. This anomaly is smaller in area at approximately 200 meters (650 feet) north to south and 100 meters (325 feet) east to west, this anomaly is open to the east and further geochemical surveying east ward may enlarge this anomaly.

The geochemical soil survey has successfully picked up the reclaimed Pass Showing’s location and also located a new area of interest. Because of this success and that the anomalies for both copper and gold are open the geochemical exploration program should be expanded. A second phase of geochemical sampling is recommended. The phase 2 geochemical survey will extend the phase 1 grid eastward and south to the claim boundaries. The second geochemical survey will extend the grid area to approximately 2.5 times the area initially surveyed.

The total cost of Phase 1 was $7,125

Phase 2 – Follow Up Geophysical Work

Based on the results of Phase I, we have elected to proceed with Phase 2 of our exploration program on the OS Gold Claim.  Phase 2 will involve an induced potential geophysical survey. Further rock and soil geochemistry sampling, including a visit to the Kelsey property. A budget of about US $25,000 will likely be required but depending upon efficiencies, field conditions and the scope of surveys, trenching, etc. may approach US $35,000.

Completion of Phase 2 should be followed again by a thorough review of data obtained. One or more areas of mineral potential should be recognized and at least partially defined. Depending on the results from Phase 1 and 2, an additional soil sampling grid may be recommended to constrain anomalies produced from the Phase 1. Following this stage a geological mapping, a coincident Induced Potential Geophysical survey will be undertaken over the same grid that the soil samples were collected from.

Phase 3 – Geochemical Surveys and Diamond Drilling

Selected target areas will have to be more carefully detailed in order to identify drill sites. Geophysical surveys, either of a different method or on a more dense grid, should clarify the type of structure being investigated and will ensure that diamond drill holes are placed in the most prospective areas. Speculatively, an initial drill program of 1500 to 2000 meters is likely to be required.

If the results of Phase 2 of our exploration program on the OS Gold Claim are sufficiently positive, of which there is no assurance, we will implement Phase 3 of our exploration program on the OS Gold Claim.  We have estimated that Phase 3 will cost approximately $150,000 to $250,000.  Even if we sell all of the shares offered under the Primary Offering, we will have insufficient funds to pay the anticipated costs of Phase 3 of our exploration program.  As a result, we will be required to raise additional financing, of which there is no assurance, in order to fund this exploration program.

After we receive results and recommendations at the end of each phase, Mr. Diakow, after consulting with Mr. Crooker, or another consulting geologist, will recommend to the Board of Directors whether it is feasible to proceed with further exploration. The Board of Directors will evaluate the results as explained by Mr. Diakow and ultimately decide whether it is appropriate to proceed with further exploration.

The Quad Gold Claim

Description of Property

The Quad Gold Claim comprises an area of 408.9 acres and is located approximately 16.2km north of the City of Campbell River, British Columbia, Canada.  The Quad Gold Claim is recorded with the Ministry of Mines as follows:

Name of Mineral Claim	Tenure Number	Expiry Date
Quad Gold	978305	April 5, 2013

Gerald Diakow is the registered owner of the Quad Gold Claim and holds the Quad Gold Claim in trust for our sole benefit.  The Province of British Columbia owns the land covered by the mineral claims. To our knowledge, there are no aboriginal land claims that might affect our title to our mineral claims or the Province’s title of the property.

In order to maintain the Quad Gold Claim in good standing, we must complete minimum exploration work on the properties and file confirmation of the completion of the work with the Ministry of Mines. In lieu of completing this work, we may pay a fee equal to the minimum exploration work that must be performed with the Ministry of Mines. The completion of mineral exploration work or payment in lieu of exploration work in any year will extend the existence of the Quad Gold Claim for one additional year. The minimum exploration work that must be performed and/or the fee for keeping the Quad Gold Claim current are equal to CDN $5.00 per hectare.  As the Quad Gold Claim is in good standing until April 5, 2013, we will be required to complete minimum exploration work or pay a minimum fee of CDN $827.45 on or before April 5, 2013 and each year thereafter in order to keep the Quad Gold Claim  current.  If we fail to complete the minimum required amount of exploration work or fail to make a payment in lieu of this exploration work, our mineral claim will lapse and we will lose all interest in our mineral claim.

The Quad Gold Claim is not subject to any royalties.

Location and Access

The Quad Gold Claim is located in the Nanaimo Mining Division located on Quadra Island and is 16.2 km (10 miles) north of the City of Campbell River, British Columbia, Canada.

MAP OF VENZA'S QUAD GOLD CLAIM

MineralTitles Online BC
DL 1500, RETRAC MC
DL 1232
554158
DL 1370, COPPER HILL MC
DL 1230
DL 1234
757542
DL 1236
DL 1238
DL 1369, GEILER MC
DL 1283
DL 1240
DL 1239
DL 1284
DL 1462, DORA MC
DL 1282
DL 1501, SNOSRAP MC
853444
978305
DL 1285
DL 1287
92K.014
DL 1502, LAKE SIDE MC
DL 1286
DL 1288
DL 1293
DL 1463, TED MC
QUAD GOLD CLAIM
DL 1290
DL 1289
DL 1317
DL 1291
DL 1292
529060
941736
DL 1295
DL 1294
Lake
Stramberg
0
190
380 m.
Map center: 50° 11' 12" N, 125° 15' 34" W
Fort St. John
Terrace
Quesnel
Williams Lake
Revelstoke
Vernon
Vancouver
Trail
Victoria
Legend
Indian Reserves
National Parks
Conservancy Areas
Parks
Federal Transfer Lands
Mineral Tenure (current)
Mineral Claim
Mineral Lease
Mineral Reserves (current)
Placer Claim Designation
Placer Lease Designation
No Staking Reserve
Conditional Reserve
Release Required Reserve
Surface Restriction
Recreation Area
Others
First Nations Treaty Related Lands
First Nations Treaty Lands
Integrated Cadastral Fabric
Survey Parcels
BCGS Grid
Contours (TRIM)
Contour - Index
Contour - Index.Indefinite
Contour - Index.Depression
Contour - Index.Depression Indefinite
Contour - Intermediate
Contour - Intermediate.Indefinite
Contour - Intermediate.Depression
Contour - Intermediate.Depression
Scale: 1:10,519

This map is a user generated static output from an Internet mapping site and is for general reference only. Data layers that appear on this map may or may not be accurate, current, or otherwise reliable. THIS MAP IS NOT TO BE USED FOR NAVIGATION.

Notes: RED MARKS BOUNDARY OIF TENURE 978305

Figure 4. Quad Gold Claim.

Access to the Quad Gold Claim is done by vehicle ferry from Campbell River to Quathiaski Cove on Quadra Island. From Quathiaski Cove, it is a 6 km (3.5 mile) drive to Heriot Bay on paved road and then a 9.7 km drive on unpaved logging road to the Quad Gold Claim.

Water for the Quad Gold Claim would be sourced from Stramberg Lake (approximately 1.0 X 0.3 miles in size) which forms the eastern border of the claim area. The only infrastructures on the claim property are logging roads which transect the claim area in both an east-west and north-south direction. Electrical power could be sourced from the Blodell pulp and paper mill transmission line which is 12.5 km (8 miles) west south west of the Quad Gold Claim.

Climate and Physiography

The Quad Gold Claim is located on the west coast of British Columbia, which generally receives higher rainfall than the interior of the province. The Campbell River area receives 32 inches of rain a year the majority falling between November and May. Snow on Quadra Island stays until mid May especially in the forest under the tree canopy. Winters along the coast near sea level vary from year to year depending on the number of mid Pacific storms that come ashore carried by what is locally called the “Japanese Current”, these weather systems may be frequent or rare, although they tend to be frequent most years. Mining exploration may continue throughout the year on the Quad Gold Claims because of the claims low elevation. However, field work should be done between May and October because of the short daylight during winter months restricts outside activities to between the hours of 8:00 AM and 4:00 PM.

The vegetation on Quadra Island is typical of the British Columbia coastal areas where large forests once dominated the landscape. The accessible areas have long since been logged and the second growth on Quadra Island is actively been logged by small independent logging contractors. These forests which are being logged generally consist of Douglas fir, spruce and balsam in the well drained areas and cedar and hemlock in the wet or swampy areas. The undergrowth is dominated by Pacific salal, and in the sunnier areas blackberry, salmonberry and grasses are common.

The Quad Gold Claim area lies within two major northwest –trending physiographic divisions, namely, the Vancouver Island Ranges and the Coastal Trough. Between the front ranges of the Vancouver Island Ranges and Strait of Georgia, which occupies most of the Coastal Trough, is the Coastal Lowland. This lowland extends about 80 miles northwest from Nanoose Harbour to Campbell River and averages 4 miles wide, but widens to a maximum of about 12 miles in the Courtenay-Comox area. The lowland rises gently from the sea to meet the front ranges at elevations of 700 to 1000  feet.The Front ranges include Forbidden Plateau, with summits approaching an altitude of 7,000 feet above sea-level, the Beaufort Range with summits 3,000 to 5,000 feet and Mount Arrowsmith, which reaches an altitude of 5,962 feet.

Quadra Island is mainly mountainous, but the southern peninsula has a gently undulating suface150 to 300 feet above sea-level. This peninsula from Heriot Bay to Cape Mudge is about 7 miles long and 2 miles wide.

The major physiographic features are related to the bedrock, but at least two major ice-sheets have covered the area. Upon retreat of the ice, the mountains were left glacially sculptured with cirques and U-shaped valleys and over the lowland, glacial drift, with an undulating surface, accumulated. Transgressing and regressing seas further modified the lowland surface and, with lowering of sea-level, rivers cut or incised their valleys into the glacial and interglacial deposits and built terraces, deltas, and fluvial plains. In places along the coast bold cliffs have been left that expose 200 feet or more of glacial and interglacial deposits, and at sea-level benches and terraces have been cut by wave action on the exposed bedrock.

History

Historical work on the Quad Gold Claim has focused on two mineral properties: (i) the White Swan copper/silver prospect and the (ii) Condor copper/gold/silver prospect.

Previous work on the White Swan prospect includes the sinking of a 3.4 by 2.6 metre (11ft by 8ft) shaft 15 metres (50 feet), driving 30 metres (100 feet) or more at the bottom of the shaft. In addition, considerable surface work in the shape of pits, trenches and open-cuts has been done. Several bodies of pyrrhotite occur in limestone and andesite near their contact. A large pit, about 4 metres (12.5 feet) deep, has exposed three parallel mineralized fracture zones which strike about 72 degrees, all of which are included within a width of 5.5 metres (17 feet). The larger central zone is about 1.2 metres (4 feet) thick, and the smaller deposits on either side range from 5 to 40 centimetres (2 to 16 inches) in thickness. These mineralized zones or deposits are composed mainly of pyrrhotite, chalcopyrite, arsenopyrite, pyrite, quartz, garnets and epidote, the better ore material consisting mainly of quartz, pyrrhotite and chalcopyrite. An average sample was taken across the central deposit, 1.2 metres (4 feet) from the surface. This was assayed and proved to contain trace gold, no silver and 0.62 per cent copper (Geological Survey of Canada Summary Report 1913, page 73).

A mass of pyrrhotite about 3.6 metres (12.4 feet) thick was exposed in the old water filled shaft in 1913. An average sample was taken across this width and it assayed trace gold, no silver and 0.70 per cent copper (Geological Survey of Canada Summary Report 1913, page 73).

A 6-metre (20 feet) wide quartz vein containing pyrite and chalcopyrite was exposed at the northwest end of the old White Swan prospect. A sample of pyrrhotite from the surface assayed trace gold, 6.86 grams per tonne silver and 1.0 per cent copper (British Columbia Minister of Mines Annual Report 1913, page 285).

At the Condor showing a body of pyrrhotite with quartz about 1 metre (3 ft) wide has been exposed at the mouth of a tunnel that has been driven 33 metres (100 ft) south- west in limestone. The Condor occurrence is situated to the north- west of the Anaconda, which exhibits similar geology. The latter occurs at the contact of andesitic rock and limestone. The intrusive contact occurs within a few hundred metres to the northeast.

A sample of pyrrhotite and quartz assayed 0.69 grams per tonne gold, 6.86 grams per tonne silver and 0.9 per cent copper (British Columbia Minister of Mines Annual Report 1913, page 285).

The above detailed information concerning historical exploration work on the Quad Gold Claim is not necessarily indicative of the mineralization on the Quad Gold Claim.

Geology

The western-half of Quadra Island is underlain primarily by andesitic volcanic rocks of the Upper Triassic Karmutsen Formation which are overlain and bounded on the east by a northwest trending belt of Upper Triassic Quatsino Formation limestone, both of the Vancouver Group.

The area is underlain by highly fractured and sheared Karmutsen Formation amygdaloidal andesitic flow rocks interlayered with dense, fine to medium grained andesitic units and minor thin beds of sedimentary and tuffaceous material. The flow rocks dip gently south and southeast and range in thickness from 0.3 to 3.6 metres (1 to 12 ft) and more. Many of the flows are highly amygdaloidal with the amygdules filled with calcite, quartz, chlorite, actinolite or prehnite. The rocks are chloritized and cut by numerous stringers and veinlets of quartz, calcite and epidote.

Chalcocite is the most abundant mineral with native copper and chalcopyrite in lesser amounts. Bornite and pyrite are rare. Malachite, azurite and cuprite are confined to oxidized and weathered surfaces. The distribution of the mineralization is erratic. It is found along fracture plane surfaces and within irregular quartz- calcite veinlets, less commonly it occurs within amygdules or is otherwise locally disseminated. The mineralization tends to be more concentrated where fracture density is high. The White Swan area is underlain by Upper Triassic Karmutsen Formation volcanics of the Vancouver Group. These are interbedded with, and overlain to the northeast by a northwest trending belt of Quatsino Formation limestone (Vancouver Group) known historically as the "lime-belt". The Vancouver Group rocks are in fault and/or intrusive contact to the northeast with intrusive rocks of the Coast Plutonic Complex.

Property Geology

The Quad Gold Claims are underlain by upper Triassic Karmutsen Formation volcanics of the Vancouver Group. The Quad Gold Claims are well situated near numerous historic copper-gold-silver past producers, prospects and showings.

Current Exploration Activities

To date, we have not conducted any exploration work on the Quad Gold Claims.  We are focusing our resources on the exploration of the OS Gold Claims.

LEGAL PROCEEDINGS

We are not a party to any other legal proceedings and, to our knowledge, no other legal proceedings are pending, threatened or contemplated.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Holders of Our Shares

As of the date of this prospectus, there were 70 registered shareholders.

No Public Market for Common Shares

There is currently no public market for our common shares.  We anticipate making an application for quotation of our common shares on the OTC Bulletin Board upon: (i) the effectiveness of the registration statement of which this prospectus forms a part; and (ii) our obtaining a sufficient number of stockholders to enable our common shares to become quoted on the OTC Bulletin Board.  However, we can provide no assurance that our shares will be quoted on the bulletin board or, if quoted, that a public market will materialize.

Dividend Rights

We have never declared, nor paid, any dividend since our incorporation and does not foresee paying any dividend in the near future since all available funds will be used to conduct exploration activities.  Any future payment of dividends will depend on our financing requirements and financial condition and other factors which the board of directors, in its sole discretion, may consider appropriate.

Under the Business Corporations Act, we are prohibited from declaring or paying dividends if there are reasonable grounds for believing that we are insolvent or the payment of dividends would render us insolvent.

Outstanding Options, Warrants or Convertible Securities

As of the date of this prospectus, we do not have any outstanding options, warrants to purchase our shares or securities convertible into common shares.

FINANCIAL STATEMENTS

1.	Audited financial statements for the fiscal years ended October 31, 2011 and 2010, including:

	(a)	Report of Independent Registered Accounting Firm;
	(b)	Balance Sheets as of October 31, 2011 and 2010;
	(c)	Statements of Operations for the years ended October 31, 2011 and 2010 and cumulative from inception on August 4, 2010 to October 31, 2011;
	(d)	Statement of Stockholders’ Equity (Deficiency) from inception on August 4, 2010 to October 31, 2011;
	(e)	Statements of Cash Flows for the years ended October 31, 2011 and 2010 and cumulative from inception on August 4, 2010 to October 31, 2011; and
	(f)	Notes to the Financial Statements.

2.	Interim financial statements for the periods ended April 30, 2012 and 2011, including:

	(a)	Balance Sheets as of April 30, 2012 and October 31, 2011;
	(b)	Statements of Operations for the six months ended April 30, 2012 and 2011 and cumulative from inception on August 4, 2010 to April 30, 2012;
	(c)	Statement of Stockholders’ Equity (Deficiency) from inception on August 4, 2010 to April 30, 2012;
	(d)	Statements of Cash Flows for the six months ended April 30, 2012 and 2011 and cumulative from inception on August 4, 2010 to April 30, 2012; and
	(e)	Notes to the Financial Statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Venza Gold Corp.

We have audited the accompanying balance sheets of Venza Gold Corp. (the “Company”) as at October 31, 2011 and 2010 and the related statements of operations, stockholders’ equity and cash flows for the period from August 4, 2010 (inception) to October 31, 2010, the year ended October 31, 2011 and the period from August 4, 2010 (inception) to October 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, based on our audits, these financial statements present fairly, in all material respects, the financial position of the Company as at October 31, 2011 and October 31, 2010 and the results of its operations, changes in stockholders’ equity and its cash flows for the period from August 4, 2010 (inception) to October 31, 2010, the year ended October 31, 2011 and the period from August 4, 2010 (inception) to October 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses in developing its business, and further losses are anticipated. The Company requires additional funds to meet its obligations and the costs of its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

“ DMCL”
DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED ACCOUNTANTS
Vancouver, Canada
June 8, 2012

VENZA GOLD CORP.
(AN EXPLORATION STAGE COMPANY)
BALANCE SHEETS
EXPRESSED IN US DOLLARS

	October 31, 2011	October 31, 2010

ASSETS

Current assets
Cash	$21,960	$14,647
Notes receivable, net	191,858	60,005
Prepaids	1,640	-
	$215,458	$74,652

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	$39,690	$4,724
Due to related parties	94,500	21,000
	134,190	25,724

Stockholders' equity:
Common stock, no par value, unlimited authorized 3,543,328, and 1,750,000 issued and outstanding at October 31, 2011, and October 31, 2010	219,000	51,500
Common stock subscribed	41,250	38,250
Additional paid in capital	(27,180)	(13,995)
Deficit	(151,802)	(26,827)
	81,268	48,928
	$215,458	$74,652

The accompanying notes are an integral part of these financial statements

VENZA GOLD CORP.
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF OPERATIONS
EXPRESSED IN US DOLLARS

	Year ended October 31, 2011	From August 4, 2010 (Inception) to October 31, 2010	From August 4, 2010 (Inception) to October 31, 2011

Operating expenses:
Administration	$2,435	$-	$2,435
Accounting	7,463	-	7,463
Bank charges	411	103	514
Consulting	48,658	-	48,658
Management fees	75,435	18,917	94,352
Office	1,962	595	2,557
Professional fees	11,802	5,657	17,459
Regulatory	1,408	1,555	2,963
Foreign exchange	(561)	-	(561)
Loss before other item	(149,013)	(26,827)	(175,840)

Other item
Interest income	24,038	-	24,038

Net Loss	$(124,975)	$(26,827)	$(151,802)

Loss per share - basic and diluted	$0.04	$0.03
Weighted average number of shares outstanding:	2,803,349	871,591

The accompanying notes are an integral part of these financial statements

VENZA GOLD CORP.
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF STOCKHOLDERS' EQUITY
EXPRESSED IN US DOLLARS

	Common Stock Issued
	Number of Shares	Amount	Common Stock Subscribed	Additional Paid-in Capital	Accumulated Deficit	Total

Balance at August 4, 2010 (inception)	-	$-	$-	$-	$-	$-

Common stock issued for cash	1,750,000	51,500	-	-	-	51,500

Obligation to issue shares	-	-	38,250	-		38,250

Discount on notes receivable	-	-	-	(13,995)	-	(13,995)

Net loss	-	-	-	-	(26,827)	(26,827)

Balance at October 31, 2010	1,750,000	51,500	38,250	(13,995)	(26,827)	48,928

Common stock issued for cash	1,793,328	167,500	(38,250)	-	-	129,250

Obligation to issue shares	-	-	41,250	-	-	41,250
						-
Discount on notes receivable	-	-	-	(13,185)	-	(13,185)

Net loss	-	-	-	-	(124,975)	(124,975)

Balance at October 31, 2011	3,543,328	$219,000	$41,250	$(27,180)	$(151,802)	$81,268

The accompanying notes are an integral part of these  financial statements

VENZA GOLD CORP.
(AN EXPLORATION STAGE COMPANY)
STATEMENT OF CASH FLOWS
EXPRESSED IN US DOLLARS

	Year ended October 31, 2011	From August 4, 2010 (Inception) to October 31, 2010	From August 4, 2010 (inception) to October 31, 2011
Cash flow from operating activities:
Net loss	$(124,975)	$(26,827)	$(151,802)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest income	(24,038)	-	(24,038)

Changes in operating assets and liabilities:
Prepaids	(1,640)	-	(1,640)
Accounts payable	34,966	4,724	39,690
Due to related parties	73,500	21,000	94,500
Net cash used in operating activities	(42,187)	(1,103)	(43,290)

Cash flows from investing activities:			-
Notes receivable	(121,000)	(74,000)	(195,000)
Net cash used in investing activities	(121,000)	(74,000)	(195,000)

Cash flows from financing activities:
Shares issued	167,500	51,500	219,000
Shares subscribed	3,000	38,250	41,250
Net cash provided by financing activities	170,500	89,750	260,250

Net increase in cash	7,313	14,647	21,960
Cash, beginning	14,647	-	-
Cash, ending	$21,960	$14,647	$21,960

Supplemental disclosure of cash flow information:
Cash paid for
Taxes	$-	$-	$-
Interest	$-	$-	$-

The accompanying notes are an integral part of these  financial statements

VENZA GOLD CORP.
(AN EXPLORATION STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
OCTOBER 31, 2011
EXPRESSED IN US DOLLARS

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

Nature of Operations

Venza Gold Corp. (the “Company”) was incorporated on January 10, 2005 under the laws of the State of Nevada as SOS Link Corporation. On March 25, 2012, the Company consolidated their shares on a 2.5:1 basis. All share and per share information in these financial statements have been retroactively re-stated to reflect this share consolidation. On April 15, 2011, the Company continued from the State of Nevada to British Columbia, Canada and changed its name to Venza Gold Corp.  The Company’s principal business is the acquisition and exploration of mineral resources in British Columbia, Canada.

The Company’s financial statements are prepared on a going concern basis in accordance with US generally accepted accounting principles (“GAAP”) which contemplates the realization of assets and discharge liabilities and commitments in the normal course of business.  The Company is in the exploration stage.  It has not generated operating revenues to date, and has accumulated losses of $151,802 since inception.  The Company has funded its operations through the issuance of capital stock and debt.  Management plans to raise additional funds through equity and/or debt financings.  There is no certainty that further funding will be available as needed.  These factors raise substantial doubt about the ability of the Company to continue operating as a going concern.  The Company’s ability to continue its operations as a going concern, realize the carrying value of its assets, and discharge its liabilities in the normal course of business is dependent upon its ability to raise new capital sufficient to fund its commitments and ongoing losses, and ultimately on generating profitable operations.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These financial statements and related notes are presented in accordance with US GAAP, and are presented in United States dollars. The Company has not produced revenues from its principal business and is an exploration stage company as defined by “Accounting and Reporting by Development Stage Enterprises.”

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect certain of the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience and various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. Significant areas of estimate include the carrying value of the notes receivable, accrued liabilities and deferred income tax obligations. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Asset Retirement Obligations

The Company records the fair value of an asset retirement obligation as a liability in the period in which it incurs an obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The estimated fair value of the asset retirement obligation is based on the current cost escalated at an inflation rate and discounted at a credit adjusted risk-free rate. This liability is capitalized as part of the cost of the related asset and amortized over its useful life.  The liability accretes until the Company settles the obligation.  To date the Company has not incurred any measurable asset retirement obligations.

Impairment or Disposal of Long Lived Assets

The carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk including the entity’s own credit risk.

A fair value hierarchy for valuation inputs is established. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value measurement is reported in one of the three levels and which is determined by the lowest level input that is significant to the fair value measurement in its entirety.

These levels are:

Level 1 – inputs are based upon unadjusted quoted prices for identical instruments traded in active markets.

Level 2 – inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models, and similar techniques.

The Company’s financial instruments consist of cash, notes receivable, accounts payable and amounts due from related parties. The carrying value of these financial instruments approximates their fair value based on their liquidity, their short-term nature or application of appropriate risk based discount rates to determine fair value. These financial assets and liabilities are valued using Level 3 inputs, except for cash which is at Level 1. The Company is not exposed to significant interest, exchange or credit risk arising from these financial instruments except on its notes receivable, which are denoted in Canadian dollars and bear interest and are therefore exposed to exchange and credit risk.

Foreign Currency Translation and Transaction

The Company’s functional currency is the Canadian dollar and reporting currency is the United States dollar. The Company translates assets and liabilities to US dollars using year-end exchange rates, translates unproved mineral properties using historical exchange rates, and translates revenues and expenses using average exchange rates during the period. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. The Company has not to the date of these financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Income Taxes

Income taxes are determined using the liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes that date of enactment.  In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.

The Company accounts for uncertainty in income taxes by applying a two-step method. First, it evaluates whether a tax position has met a more likely than not recognition threshold, and second, it measures that tax position to determine the amount of benefit, if any, to be recognized in the financial statements. The application of this method did not have a material effect on the Company's financial statements.

Loss per Share

The Company presents both basic and diluted loss per share (“LPS”) on the face of the statements of operations. Basic LPS is computed by dividing net loss available to common shareholders by the weighted average number of shares outstanding during the year. Diluted LPS gives effect to all dilutive potential common shares outstanding during the period including convertible debt, stock options, and warrants, using the treasury stock method. Diluted LPS excludes all dilutive potential shares if their effect is anti-dilutive.

Mineral Properties

The Company classifies its mineral rights as tangible assets and accordingly acquisition costs are capitalized as mineral property costs. Mineral exploration costs are expensed as incurred until commercially mineable deposits are determined to exist within a particular property.

When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserves. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

Recently Adopted Accounting Guidance

The Company has reviewed recently issued accounting pronouncements and plans to adopt those that are applicable to it. It does not expect the adoption of these pronouncements to have a material impact on its financial position, results of operations or cash flows.

NOTE 3 – NOTES RECEIVABLE

During the period ended October 31, 2010, the Company loaned $74,000 to an unrelated party through a series of promissory notes. The notes were unsecured, bore interest at 5% per annum and were due one year from the date of issuance.

During the year ended October 31, 2011, the Company loaned $121,000 to an unrelated party through a series of promissory notes. The notes were unsecured, bore interest at 5% per annum and were due one year from the date of issuance. As at October 31, 2011, the total notes receivable, including accrued interest of $15,038, was $210,038 (2010 - $74,000).

The fair value of the notes was determined to be $191,858 at October 31, 2011 (2010 – $60,005) using an effective interest rate of 15%. During the year ended October 31, 2011, interest income of $24,038 was recognized.

Subsequent to October 31, 2011, the Company secured a court approved consent order for a repayment plan for its notes receivable. The repayment terms are as follows:

Amount	Due date
$50,000	March 30, 2012
$35,000	April 30, 2012
$35,000	May 31, 2012
$35,000	June 30, 2012
$50,038	July 31, 2012
$5,000	July 31, 2012
$210,038

As at the date of issuance of these financial statements, $120,000 had been collected.

NOTE 4 – RELATED-PARTY TRANSACTIONS

The following amounts were due to related parties at October 31, 2011, and October 31, 2010:

	October 31, 2011	October 31, 2010

Due to a director	$76,500	$16,500
Due to a former director	18,000	4,500
Total due to related parties	$94,500	$21,000

Amounts due to related parties are unsecured, are due on demand and bear no interest.

During the year ended October 31, 2011, the Company incurred $75,435 (2010 – $18,917)in management fees to directors of the Company. The management fees were associated with business development and consulting services provided for business formation and day-to-day operating activities.

NOTE 5 – INCOME TAXES

The Company is subject to United States federal income taxes at an approximate rate of 35%. The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported is as follows:

	October 31, 2011	October 31, 2011

Loss before income taxes	$(124,975)	$(26,827)
Statutory tax rate	35%	35%
Expected recovery of income taxes	(43,741)	(9,389)
Non deductible items	(3,150)	-
Effect of changes in tax rate	13,398	2,682
	33,494	6,707
Change in valuation allowance	(33,494)	(6,707)
Provision for income taxes	$-	$-

The Company’s tax-effected future income tax assets and liabilities are estimated as follows:

	October 31, 2011	October 31, 2011
Deferred income tax assets
Non-capital losses carried forward	40,201	6,707
Less: Valuation allowance	(40,201)	(6,707)
Net deferred income tax assets	-	-

NOTE 6 – SUBSEQUENT EVENTS

As at the date of issuance of these financial statements, $120,000 of the Company’s notes receivable had been collected (Note 3).

On April 11, 2012, the Company acquired two mineral claims located in British Columbia through the issuance of  200,000 shares of its common stock. The Company has the following minimum exploration commitment to keep the property in good standing:

Exploration Expenditure Required
2013 (Incurred)	$2,754
2014	$2,754
2015	$2,754
2016	$5,508
2017-2022	$33,051
$46,821

Failure to do work or pay the cash in lieu will result in forfeiture of title.

On April 13, 2012, the Company issued 1,573,333 common shares at $0.075 to settle $118,000 in debt to related parties and 700,000 common shares at $0.075 to settle $52,500 in debt to non-related parties.

 On April 13, 2012, the Company issued 250,000 common shares to its Chief Financial Officer and 100,000 common shares to a consultant as a stock bonus. The fair value of the shares issued was $26,250.

On April 14, the Company issued 550,000 shares for which gross proceeds of $41,250 were received prior to October 31, 2011.

VENZA GOLD CORP.
(AN EXPLORATION STAGE COMPANY)
BALANCE SHEETS
EXPRESSED IN US DOLLARS

	April 30, 2012	October 31, 2011
	(Unaudited)

ASSETS

Current assets
Cash	$49,355	$21,960
Notes receivable, net	120,745	191,858
Prepaids	8,640	1,640
	178,740	215,458

Unproved mineral property	15,000	-
	$193,740	$215,458

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$11,674	$39,690
Due to related parties	1,500	94,500
	13,174	134,190

Stockholders' equity
Common stock, no par value, unlimited authorized 6,916,661, and 3,543,328, issued and outstanding at April 30, 2012, and October 31, 2011	472,000	219,000
Common stock subscribed	-	41,250
Additional paid in capital	(27,180)	(27,180)
Deficit	(264,254)	(151,802)
	180,566	81,268
	$193,740	$215,458

The accompanying notes are an integral part of these interim financial statements

VENZA GOLD CORP.
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF OPERATIONS
EXPRESSED IN US DOLLARS
(UNAUDITED)

	Six months ended		From August 4, 2010 (Inception) to
	April 30, 2012	April 30, 2011	April 30, 2012

Operating expenses:
Administration	$788	$1,533	$3,223
Accounting	4,188	-	8,291
Bank charges	67	301	581
Consulting	21,866	7,476	70,524
Management fees	57,718	39,000	152,070
Mineral exploration	3,000	-	3,000
Office	2,636	281	5,193
Professional fees	34,319	9,852	55,138
Regulatory	1,830	1,408	4,793
Foreign exchange	(73)	(95)	(634)
Loss before other items	(126,339)	(59,756)	(302,179)

Other items:
Interest income	$13,887	$4,500	$37,925

Net Loss	(112,452)	(55,256)	(264,254)

Loss per share - basic and diluted	$0.03	$0.02

Weighted average number of shares outstanding:	$3,810,160	$2,355,000

The accompanying notes are an integral part of these interim financial statements

VENZA GOLD CORP.
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF STOCKHOLDERS' EQUITY
EXPRESSED IN US DOLLARS
(UNAUDITED)

	Common Stock Issued
	Number of Shares	Amount	Common Stock Subscribed	Additional Paid-in Capital	Accumulated Deficit	Total

Balance at August 4, 2010	-	$-	$-	$-	$-	$-

Common stock issued for cash	1,750,000	51,500	-	-	-	51,500

Obligation to issue shares	-	-	38,250	-	-	38,250

Discount on notes receivable	-	-	-	(13,995)		(13,995)

Net loss	-	-	-	-	(26,827)	(26,827)

Balance at October 31, 2010	1,750,000	51,500	38,250	(13,995)	(26,827)	48,928

Common stock issued for cash	660,000	82,500	(38,250)	-	-	44,250

Obligation to issue shares	-	-	86,000	-	-	86,000

Discount on notes receivable	-	-	-	(13,185)		(13,185)

Net loss	-	-	-	-	(55,256)	(55,256)

Balance at April 30, 2011	2,410,000	134,000	86,000	(27,180)	(82,083)	110,737

Common stock issued for cash	1,133,328	85,000	(86,000)	-	-	(1,000)

Obligation to issue shares	-	-	41,250	-	-	41,250

Net loss	-	-	-	-	(69,719)	(69,719)

Balance at October 31, 2011	3,543,328	219,000	41,250	(27,180)	(151,802)	81,268

Common stock issued	550,000	41,250	(41,250)	-	-	-

Common stock issued for debt	2,273,333	170,500	-	-	-	170,500

Common stock issued for asset	200,000	15,000	-	-	-	15,000

Common stock issued for services	350,000	26,250	-	-	-	26,250

Net loss	-	-	-	-	(112,452)	(112,452)

Balance at April 30, 2012	6,916,661	$472,000	$-	$(27,180)	$(264,254)	$180,566

The accompanying notes are an integral part of these interim financial statements

VENZA GOLD CORP.
(AN EXPLORATION STAGE COMPANY)
STATEMENT OF CASH FLOWS
EXPRESSED IN US DOLLARS
(UNAUDITED)

	Six months ended		From August 4, 2010 (inception) to April 30, 2012
	April 30, 2012	April 30, 2011
Cash flow from operating activities:
Net loss	$(112,452)	$(55,256)	$(264,254)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest income	(13,887)	(4,500)	(37,925)
Consulting fees	26,250	-	26,250
Changes in operating assets and liabilities:
Prepaids	(7,000)	(5,000)	(8,640)
Accounts payable	24,484	153	64,174
Due to related parties	25,000	39,000	119,500
Net cash used in operating activities	(57,605)	(25,603)	(100,895)

Cash flows from investing activities:			-
Notes receivable	85,000	(121,089)	(110,000)
Net cash used in investing activities	85,000	(121,089)	(110,000)

Cash flows from financing activities:
Shares issued	-	82,500	260,250
Shares subscribed	-	52,750	-
Net cash provided by financing activities	-	135,250	260,250

Net increase (decrease) in cash	27,395	(11,442)	49,355

Cash, beginning	21,960	14,647	-

Cash, ending	$49,355	$3,205	$49,355

Supplemental disclosure of cash flow information:

Cash paid for
Taxes	$-	$-	$-
Interest	$-	$-	$-

Non-cash transactions
Shares issued for mineral properties	$15,000	$-	$15,000
Shares issued for settlement of debt	$170,500	$-	$170,500
Shares issued for consulting services	$26,250	$-	$26,250

The accompanying notes are an integral part of these interim financial statements

VENZA GOLD CORP.
(AN EXPLORATION STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
APRIL 30, 2012
EXPRESSED IN US DOLLARS
(UNAUDITED)

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

Nature of Operations

Venza Gold Corp. (the “Company”) was incorporated on August 4, 2010 under the laws of the State of Nevada as SOS Link Corporation. On March 25, 2012, the Company consolidated their shares on a 2.5:1 basis. On April 15, 2011, the Company continued from the State of Nevada to British Columbia, Canada and changed its name to Venza Gold Corp.  The Company’s principal business is the acquisition and exploration of mineral resources in British Columbia, Canada. The Company has not determined whether its properties contain mineral reserves that are economically recoverable.

Unaudited Interim Financial Statements

The unaudited interim financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and the rules and regulations of the Securities and Exchange Commission (“SEC”). They do not include all information and footnotes required by GAAP for complete financial statements. Except as disclosed herein, there have been no material changes in the information disclosed in the notes to the financial statements for the year ended October 31, 2011, included in the Company’s s-1 Registration Statement, filed with the SEC. The interim unaudited financial statements should be read in conjunction with those financial statements for the year ended October 31, 2011 included in the Company’s S-1 registration statement. In the opinion of management, all adjustments considered necessary for fair presentation, consisting solely of normal recurring adjustments, have been made. Operating results for the three month period ended April 30, 2012, are not necessarily indicative of the results that may be expected for the year ending October 31, 2012.

Recent Accounting Pronouncements

The Company has reviewed recently issued accounting pronouncements and plans to adopt those that are applicable to it. It does not expect the adoption of these pronouncements to have a material impact on its financial position, results of operations or cash flows.

NOTE 2 – NOTE RECEIVABLE

During the period ended October 31, 2010, the Company loaned $74,000 to an unrelated party through a series of promissory notes. The notes were unsecured, bore interest at 5% per annum and were due one year from the date of issuance.

During the year ended October 31, 2011, the Company loaned $121,000 to an unrelated party through a series of promissory notes. The notes were unsecured, bore interest at 5% per annum and were due one year from the date of issuance.

As at April 30, 2012, he Company has the following notes recoverable:

Amount	Due date
$35,000	May 31, 2012
$35,000	June 30, 2012
$50,038	July 31, 2012
$5,000	July 31, 2012
$125,038

The fair value of the notes was determined to be $120,745 at April 30, 2012 (2011 – $191,858) using an effective interest rate of 15%. During the six months ended April 30, 2012, interest income of $13,887 (April 30, 2011 - $4,500) was recognized.

During the six months ended April 30, 2012, notes with a face value of $85,000 had been collected. A further $35,000 was collected subsequent to April 30, 2012.

NOTE 3 – RELATED-PARTY TRANSACTIONS

The following amounts were due to related parties at April 30, 2012 and October 31, 2011:

	April 30, 2012	October 31, 2011

Due to a director	$1,500	$76,500
Due to a former director	-	18,000
Total due to related parties	$1,500	$94,500

Amounts due to related parties are unsecured, are due on demand and bear no interest.

During the six months ended April 30, 2012, the Company incurred $25,000 (April 30, 2011- $39,000) in management fees to directors of the Company, $6,720 (April 30, 2011- $Nil) in management fees to its Chief Financial Officer, and exploration expenditures of $3,000 (April 30, 2011- $Nil) to a Company controlled by a director.

During the six months ended April 30, 2012, the Company issued 250,000 shares to its Chief Financial Officer as a stock bonus. The fair value of the shares was $18,750 and has been recorded as management fees (Note 5).

During the six months ended April 30, 2012, the Company issued 200,000 shares to one of its directors for the acquisition of mineral claims (Notes 4 and 5)

NOTE 4 – UNPROVED MINERAL PROPERTY

On April 11, 2012, the Company acquired two mineral claims located in British Columbia from one of its directors through the issuance of 200,000 shares of its common stock at a fair value of $15,000 (Notes 3 and 5). The Company has the following minimum exploration commitments to keep the property in good standing:

Exploration Expenditure Required
2013 (Incurred)	$2,754
2014	$2,754
2015	$2,754
2016	$5,508
2017-2022	$33,051
$46,821

Failure to do work or pay the cash in lieu will result in forfeiture of title.

NOTE 5 – COMMON STOCK

On April 11, 2012, the Company issued 200,000 common shares for the acquisition of mineral properties. The fair value of the shares issued was $15,000.

On April 13, 2012, the Company issued 1,573,333 common shares at $0.075 to settle $118,000 in debt to related parties and 700,000 common shares at $0.075 to settle $52,500 in debt to non-related parties.

On April 13, 2012, the Company issued 250,000 common shares to its Chief Financial Officer and 100,000 common shares to a consultant for management fees. The fair value of the shares issued was $26,250.

On April 14, the Company issued 550,000 shares for gross proceeds of $41,250.

MANAGEMENT’S DISCUSSION OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Plan of Operation

Our plan of operation is to conduct mineral exploration activities on the OS Gold Claim in order to assess whether the property contains mineral reserves capable of commercial extraction. Our exploration program is designed to explore for commercially viable deposits of gold. We have not, nor has any predecessor, identified any commercially exploitable reserves of these minerals on the OS Gold Claim.

Our plan is to conduct Phase 2 of our exploration program on the OS Gold Claim in summer 2012.  Phase 2 will involve a geophysical program on the program on the Pass Showing.  The estimated cost of Phase 2 will be $35,000.

We anticipate that we will incur the expenditures set forth below during the next twelve months:

	Exploration Expenditures
Category	Months 1 - 3	Months 7-9	Months 4 - 6	Months 10 - 12
Legal and Accounting Expenses	$6,250	$6,250	$6,250	$6,250
Management Expenses	$3,000	$3,000	$3,000	$3,000
Office Expenses	$2,500	$2,500	$2,500	$2,500
Mineral Exploration Program (OS Gold Claim)	$35,000	-	-	-
Mineral Claim Payments (Quad Gold Claim)	-	-	-	$827.45
Total	$46,750	$11,750	$11,750	$12,577.45
Note:
(1)	Excludes estimated costs of this offering of 36,073.

Over the next twelve months, our plan of operation and milestones involve the following:

1.
During the next three months, our plan is to conduct Phase 2 of our exploration program on the OS Gold Claim.  Phase 2 will involve a geophysical program on the program on the Pass Showing, which will involve exploration activities and not mining activities and will take approximately six months to complete.  We will also be focusing resources on meeting our reporting obligations under the Exchange Act.  The estimated cost of Phase 2 will be $35,000, cost to meet our reporting obligations will be $6,250 and cost for other general and administrative expenses will be $2,500.

2.
During the period from four to six months, our Board of Directors will review and analyze the results of the Phase 2 exploration program and we will continue to focus resources on meeting our reporting obligations under the Exchange Act.  The estimated cost to meet our reporting obligations will be $6,250 and cost for other general and administrative expenses will be $2,500.

3.
During the period from seven to nine months, our Board of Directors will determine whether to implement Phase 3 of our exploration program on the OS Gold Claim.  Phase 3 will only involve exploration activities and no mining activities will be conducted.  In the event that Phase 3 is implemented, we anticipate that such program will take approximately seven months to complete.  Such determination will be based on the results of Phase 2 and whether we have sufficient financial resources to carry out such program.  We will continue to focus resources on meeting our reporting obligations under the Exchange Act.  The estimated cost to meet our reporting obligations will be $6,250 and cost for other general and administrative expenses will be $2,500.

4.
During the period from ten to twelve months, our Board of Directors will make the necessary filings to maintain the Quad Gold Claim in good standing and to meeting our reporting obligations under the Exchange Act.  The estimated cost of the Quad Gold Claim filing will be $827.45, cost to meet our reporting obligations will be $6,250 and cost for other general and administrative expenses will be $2,500.

As of April 30, 2012, we had cash on hand of $49,355 and notes receivable of $120,745. Subsequent to April 30, 2012, we have collected the balance of the notes receivable, being $125,037.84.  Accordingly, upon completion of the offering, we will have sufficient cash on hand to pay the anticipated costs of Phase 2 of our proposed exploration program on the OS Gold Claim. However, there are no assurances that the actual cost of completing this exploration program will not exceed our estimates of those costs. If the actual costs of the exploration program are substantially greater than we have estimated, we may be required to seek additional financing. In addition, if we decide to proceed with additional work beyond Phase 3, of which there is no assurance, we may also be required to seek additional financing. We currently do not have any arrangements for additional financing.

Results of Operation

Years Ended October 31, 2011 and 2010

Summary

	Year Ended October 31,		Percentage
	2011	2010	Increase / (Decrease)
Interest Income	$24,038	$-	100.0%
Expenses	(149,013)	(26,827)	455.0%
Net Loss	$(124,975)	$(26,827)	366.0%

Revenues

We only earned interest revenue during the year ended October 31, 2011 and do not anticipate earning revenues from business operations until such time as we enter into commercial production of our mineral properties. There can be no assurance that we will be successful in discovering commercial quantities or that we can commercially produce metals or minerals. We are presently an exploration stage company engaged in the search for mineral reserves. We can provide no assurances that we will be able to discover any commercially exploitable levels of mineral resources on our property, or, even if such resources are discovered, that we will be able to enter into commercial production of our mineral properties.

Expenses

The major components of our expenses for the fiscal years ended October 31, 2011 and 2010 are outlined in the table below:

	Year Ended
	October 31		Percentage
	2011	2010	Increase / (Decrease)
Administration	$2,435	$-	100%
Accounting	7,463	-	100%
Bank charges	411	103	299%
Consulting	48,658	-	100%
Management fees	75,435	18,917	298.8%
Mineral exploration	-	-	n/a
Office	1,962	595	230%
Professional fees	11,802	5,657	109%
Regulatory	1,408	1,555	(9.5)%
Foreign exchange	(561)	-	(100)%
Total Expenses	$149,013	$26,827	455%

Our expenses increased from $26,827, during the year ended October 31, 2010, to $149,013, during the year ended October 31, 2011.  The following sets out the most significant changes from fiscal 2010 to fiscal 2011:

•	During the year ended October 31, 2011, we incurred $7,463 in accounting expenses associated with the preparation of our audited financial statements.

•	Due to higher financial advisory requirements we incurred $48,658 in consulting fees in fiscal 2011.

•
Management fees increased from $18,917, during fiscal 2010, to $75,435, during fiscal 2011.  The increase was due to management fees incurred with our President.  Management services provided by our President included examination and review of our potential acquisition of our proposed acquisition of EvidencePix; and general business direction and operation of our company.

•	Professional fees increased from $5,657, during fiscal 2010, to $11,802, during fiscal 2011. The increase was mainly associated with our continuation from Nevada to British Columbia.

Six Months Ended April 30, 2012 and 2011

Summary

	Six Months Ended April 30		Percentage
	2012	2011	Increase / (Decrease)
Interest Income	$13,887	$4,500	208.6%
Expenses	(126,339)	(59,756)	111.4%
Net Loss	$(112,452)	$(55,256)	103.5%

Revenues

We only earned interest revenue during the six months ended April 30, 2012 and 2011 and do not anticipate earning revenues from business operations until such time as we enter into commercial production of our mineral properties. There can be no assurance that we will be successful in discovering commercial quantities or that we can commercially produce metals or minerals. We are presently an exploration stage company engaged in the search for mineral reserves. We can provide no assurances that we will be able to discover any commercially exploitable levels of mineral resources on our property, or, even if such resources are discovered, that we will be able to enter into commercial production of our mineral properties.

Expenses

The major components of our expenses during the six months ended April 30, 2012 and 2011 are outlined below:

	Six Months Ended April 30,		Percentage
	2012	2011	Increase / (Decrease)
Administration	$788	$1,533	(48.6)%
Accounting	4,188	-	100%
Bank charges	67	301	(77.7)%
Consulting	21,866	7,476	192.5%
Management fees	57,718	39,000	47.9%
Mineral exploration	3,000	-	100%
Office	2,636	281	838%
Professional fees	34,319	9,852	248%
Regulatory	1,830	1,408	30%
Foreign exchange	(73)	(95)	23%
Total Expenses	$126,339	$59,756	111%

Our expenses increased from $59,756, during the six months ended April 30, 2011, to $126,339, during the six months ended April 30, 2012.  The following sets out the most significant changes from the six months ended April 30, 2011 to the six months ended April 30, 2012:

•	During the six months ended April 30, 2012, we incurred $4,188 in accounting expenses associated with the preparation of our interim financial statements.

•
Our consulting fees have increased from $7,476 for the six month ended April 30, 2011 to $21,866 for the six months ended April 30, 2012. This increase was associated with increased financial compliance due to the preparation of our registration statement.

•
Management fees have increased from $39,000 for the six month ended April 30, 2011 to $57,718 for the six months ended April 30, 2012. This increase was mainly associated with the stock bonuses paid to our Chief Financial Officer and corporate development consultant.

•	During the six months ended April 30, 2012, we recorded mineral exploration expenses of $3,000 in connection with the Phase 1 of the exploration program on the OS Gold Claim.

•
Professional fees increased from $9,852, during the six months ended April 30, 2011, to $34,319, during the six months ended April 30, 2012.  The increase in professional fees was mainly associated with legal costs incurred to collect loans receivable from EvidencePix.

Liquidity and Capital Resources

Year Ended October 31, 2011

Working Capital

	At October 31, 2011	At October 31, 2010
Current Assets	$215,458	$74,652
Current Liabilities	134,190	25,724
Working Capital Surplus	$81,268	$48,928

Cash Flows

	Year Ended October 31
	2011	2010
Net Cash used in Operating Activities	$42,187	$1,103
Net Cash used in Investing Activities	121,000	74,000
Net Cash from Financing Activities	170,500	89,750
Net Increase in Cash During Period	$7,313	$14,647

Our working capital surplus increased from $48,928, during the year ended October 31, 2010, to $81,268, during the year ended October 31, 2011.  The increase in working capital surplus was primarily a result of (i) an increase in amounts payable and accrued liabilities; (ii) an increase in amounts due to related parties; and (iii) proceeds from issuance of our shares of common stock.

Six Months Ended April 30, 2012

Working Capital

	At April 30, 2012	At October 31, 2011
Current Assets	$178,740	$215,458
Current Liabilities	13,174	134,190
Working Capital Surplus	$165,566	$81,268

Cash Flows

	Six Months Ended April 30
	2012	2011
Net Cash used in Operating Activities	$57,605	$25,603
Net Cash (used in) provided by Investing Activities	85,000	(121,089)
Net Cash from Financing Activities	-	(135,250)
Net Increase (Decrease) in Cash During Period	$27,395	$(11,442)

Our working capital surplus increased during the six months ended April 30, 2012 to $165,566. The increase in working capital is primarily a result of (i) a decrease in amounts due to related parties; and (ii) a decrease in accounts payable and accrued liabilities.  These amounts were partially offset by a decrease in notes receivable.

Subsequent to the quarter ended April 30, 2012, we collected the balance due under the notes receivable.  If we are unable to raise any proceeds under the Primary Offering, we will have sufficient funds to pay the offering expenses, but will need to raise additional capital to implement Phase 2 of our exploration program on the OS Gold Claim.  We anticipate relying on equity sales of our common stock or loans in order to continue to fund our business operations. Issuance of additional securities will result in dilution to shareholders. There is no assurance that we will achieve any additional sales of our equity securities or arrange for debt or other financing to fund our planned business activities.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to shareholders.

Critical Accounting Policies

The preparation of financial statements in conformity with United States generally accepted accounting principles requires our management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Our management routinely makes judgments and estimates about the effects of matters that are inherently uncertain.

The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies.  As an “emerging growth company,” we may, under Section 7(a)(2)(B) of the Securities Act, delay adoption of new or revised accounting standards applicable to public companies until such standards would otherwise apply to private companies. We may take advantage of this extended transition period until the first to occur of the date that we (i) are no longer an "emerging growth company" or (ii) affirmatively and irrevocably opt out of this extended transition period. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Until the date that we are no longer an "emerging growth company" or affirmatively and irrevocably opt out of the exemption provided by Securities Act Section 7(a)(2)(B), upon issuance of a new or revised accounting standard that applies to our financial statements and that has a different effective date for public and private companies, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting standard.

Our significant accounting policies are disclosed in the notes to the audited financial statements for the year ended October 31, 2011 and the notes to the interim financial statements for the six months ended April 30, 2012. The following accounting policies have been determined by our management to be the most important to the portrayal of our financial condition and results of operation:

Mineral Properties

We classify our mineral rights as tangible assets and accordingly acquisition costs are capitalized as mineral property costs. Mineral exploration costs are expensed as incurred until commercially mineable deposits are determined to exist within a particular property.

When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserves. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

Foreign Currency Translation and Transaction

Our functional currency is the Canadian dollar and reporting currency is the United States dollar.  We translate assets and liabilities to US dollars using year-end exchange rates, translate unproved mineral properties using historical exchange rates, and translates revenues and expenses using average exchange rates during the period. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. We have not to the date of these financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name and positions of our executive officers and directors as of the date hereof.

Name	Age	Positions
Ralph Biggar	47	President and Director
Denis Zyrianov	34	Chief Financial Officer,
Gerald Diakow	63	Vice-President Exploration and Director

Set forth below is a brief description of the background and business experience of our executive officers and directors:

Ralph Biggar has served as a member of our Board of Directors since August 20, 2010 and as President since September 1, 2011. Mr. Biggar is currently the president of Biggar Investments Corp., a private investment company since January 2004. In May 2002, Mr. Biggar founded Canwood Capital Corp., and served as its President from inception to September 2004. Canwood Capital Corp. specialized in investing in start-up companies in the technology and resource sectors. Prior thereto, Mr. Biggar was in the brokerage industry as an investment advisor. Since February 2010, Mr. Biggar has served as Chief Executive Officer, President and director of Cairo Resources Inc., a capital pool company listed on the TSX Venture Exchange and from May 2006 to February 2011 he served as a director of Sunridge Investments Corp., a former capital pool company listed on the TSX Venture Exchange.

Mr. Biggar’s is considered to be a Promoter of our company and his entrepreneurial, financial and public company experience will assist us in raising additional financing, if required, seeking out potential new mineral projects, if warranted, and ensuring that we meet our ongoing reporting obligations under the Exchange Act.

Denis Zyrianov has served as our Chief Financial Officer since October 1, 2011.  Since January 2006, Mr. Zyrianov has been a senior accountant with Da Costa Management Corp, a company that has provided management and accounting services to public and private companies since August 2003. Mr. Zyrianov is currently the controller of Red Metal Resources Ltd., a company reporting under the Exchange Act with mineral exploration projects in Chile. Mr. Zyrianov has a Bachelor of Business Administration from Thompson Rivers University since 2001 and received his accounting designation in 2009.

Gerald Diakow has served as a member of our Board of Directors and as Vice-President Exploration since April 15, 2012. Since May 2008, Mr. Diakow has served as Chief Executive Officer, President and director of Velocity Minerals Ltd., a company listed on the TSX Venture Exchange engaged in the exploration of mineral projects in western Canada. From March 2008, until December 2006, Mr. Diakow worked as a field geologist for Liberty Star Uranium and Metals Corp. an Arizona based mineral exploration company listed on the OTC Bulletin Board and the Frankfurt Stock Exchange in Germany. Mr. Diakow is a mineral explorer and prospector with over thirty years’ experience in the mining industry having begun his career in the early seventies. He has worked for several major mining corporations (Union Carbide, Canadian Superior) and has been involved is all aspects of mineral exploration and development, both in Canada and internationally. His skills include managing operations and logistics, strategic planning and regulatory issues (mining, worker safety and environmental). He has been involved with mineral properties containing diamonds, platinum group metals, gold, silver, copper, nickel, molybdenum, gypsum, limestone, gabbro, perlite, placer gold and gravel deposits. Mr. Diakow is also a member of the B.C. and Yukon Chamber of Mines and the Society of Economic Geologists.

Mr. Diakow’s geological and mining experience will assist us in the review, analysis and implementation of our exploration program(s) on our mineral properties.

Term Of Office

Our directors are elected to hold office until the next annual meeting of the shareholders and until their respective successors have been elected and qualified. Our executive officers are appointed by our board of directors and hold office until removed by our board of directors or until their successors are appointed.

Family Relationships

There are no family relationships between our executive officers and directors.

Other Significant Employees

Other than our executive officers, we do not currently have any significant employees.

EXECUTIVE COMPENSATION
Summary Compensation Table

The following table sets forth the total compensation paid or accrued to our named executive officers, as that term is defined in Item 402(m)(2) of Regulation S-K, during our last two completed fiscal years.

SUMMARY COMPENSATION TABLE
Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Nonqualified Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)	Total ($)
Ralph Biggar 1, President & Director	2011 2010	$0 $0	$0 $0	$0 $0	$0 $0	$0 $0	$0 $0	$60,000$15,000	$60,000$15,000

Denis Zyrianov 2 CFO	2011 2010	$0 $0	$0 $0	$0 $0	$0 $0	$0 $0	$0 $0	$1,000 $0	$1,000 $0

Gerald Diakow 3, Vice President Exploration & Director	2011 2010	$0 $0	$0 $0	$0 $0	$0 $0	$0 $0	$0 $0	$0 $0	$0 $0

Grant Gray 4, Former President & Former Director	2011 2010	$0 $0	$0 $0	$0 $0	$0 $0	$0 $0	$0 $0	$13,500 $4,500	$13,500 $4,500
Notes:
1.
Mr. Biggar was appointed as a member of our Board of Directors on August 20, 2010, and as President on September 1, 2011.  From August 2010 to March 31, 2012, we agreed to pay Mr. Biggar a consulting fee of $5,000 per month in consideration of Mr. Biggar providing us with his services as a director and President.  In particular, Mr. Biggar’s services included: (i) examination and review of our potential acquisition of our proposed acquisition of EvidencePix; (ii) obtaining a default judgment in connection with our proposed acquisition of EvidencePix; (iii) acquisition of our current mineral projects; and (iv) general business direction and operation of our company.

2.
Mr. Zyrianov was appointed as Chief Financial Officer on October 1, 2011.  Since October 1, 2011, we have paid Mr. Zyrianov $1,000 per month in accordance with his consulting agreement dated October 1, 2011. Mr. Zyrianov’s services include the review and preparation of our financial statements as well as general corporate service matters.  The term of the consulting agreement is for a period of one year.

3.	Mr. Diakow was appointed as Vice President Exploration and director on April 15, 2012.
4.	Mr. Gray served as our president and director from August 5, 2010 to September 1, 2011.

Other than the consulting agreement dated October 1, 2011 with Denis Zyrianov, we have not entered into any employment and/or consulting agreement with any executive officer or director.

Outstanding Equity Awards At Fiscal Year End

As at October 31, 2011, we did not have any outstanding equity awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of common shares owned beneficially as of September 11, 2012 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors, (iii) each of our named executive officers; and (iv) officers and directors as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Shares(1)

Directors and Officers
Common Shares	RALPH BIGGAR President and Director	1,533,333 Direct	22.2%

Common Shares	DENIS ZYRIANOV Chief Financial Officer	240,000 Direct	3.5%

Common Shares	GERALD DIAKOW Vice President Exploration and Director	200,000 Direct	2.9%

	All Officers and Directors as a Group (3 persons)	1,973,333	28.5%
5% Shareholders

Common Shares	RALPH BIGGAR Suite 610, 1100 Melville Street Vancouver, BC, Canada V6E 4A6	1,533,333 Direct	22.2%
Note:
(1)
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of our shares actually outstanding on September 11, 2012.  As of September 11, 2012, there were 6,916,661 common shares issued and outstanding.

Changes in Control

We are not aware of any arrangement, which may result in a change in control in the future.

RELATED TRANSACTIONS

Except as disclosed below, none of the following parties has, during our last two fiscal years, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, in which the Company is a participant and the amount involved exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets for the last two completed fiscal years:

(i)	Any of our directors or officers;
(ii)	Any person proposed as a nominee for election as a director;
(iii)	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding common shares;
(iv)	Any of our promoters; and
(v)	Any relative or spouse of any of the foregoing persons who has the same house as such person.

Ralph Biggar

Since inception, we have entered into the following related party transactions with Ralph Biggar, our President and director:

(a)	On August 26, 2010, we issued 800,000 common shares to Ralph Biggar, our President and director, at a price of $0.005 per share for proceeds of $4,000.

(b)
As at our fiscal year ended October 31, 2011, we were indebted to Ralph Biggar, President and director, in the amount of $75,000 (2010 - $15,000) for accrued consulting fees.  The amount was non-interest bearing, unsecured and due on demand. Subsequent to fiscal 2011, on April 13, 2012, we issued to Mr. Biggar 1,333,333 common shares at a deemed price of $0.075 in order to settle corporate indebtedness of $100,000.

Gerald Diakow

Since inception, we have entered into the following related party transactions with Gerald Diakow, our Vice President Exploration and director:

(a)
On April 11, 2012, we entered into a property purchase agreement with Gerald Diakow, a director of the Company, whereby we acquired the OS Gold Claim and Quad Gold Claim from Mr. Diakow.  In consideration of the properties, we issued Mr. Diakow 200,000 common shares at a deemed price of $0.075 per share.  Subsequent to the transaction, Mr. Diakow was appointed as a member of our Board of Directors and Vice-President Exploration on April 15, 2012.

(b)	Subsequent to our fiscal year end, we paid $10,000, to a company owned by Mr. Diakow, for exploration work conducted during Phase I of our exploration program on the OS Gold Claim.

Denis Zyrianov

Since inception, we have entered into the following related party transactions with Denis Zyrianov, our Chief Financial Officer:

(a)	On October 1, 2011, we entered into a consulting agreement with Denis Zyrianov whereby we agreed to pay him $1,000 per month.

(b)	On April 13, 2012, we issued 250,000 common shares to Denis Zyrianov as stock based compensation.

DIRECTOR INDEPENDENCE

Our common shares are currently not listed on a national securities exchange or an inter-dealer quotation system.  We intend to apply to have our common shares quoted on the OTC Bulletin Board inter-dealer quotation system, which does not have director independence requirements.  Under NASDAQ Rule 5605(a)(2), a director is not considered to be independent if he or she is also an executive officer or employee of the corporation.  Neither Ralph Biggar nor Gerald Diakow are independent directors as a result of their respective offices of President and Vice-President Exploration.  Accordingly, we do not have any independent members on our Board of Directors.

As a result of our limited operating history and minimal resources, our management believes that it will have difficulty in attracting independent directors.  In addition, we would likely be required to obtain directors and officers insurance coverage in order to attract and retain independent directors.  Our management believes that the costs associated with maintaining such insurance is prohibitive at this time.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SUBJECT TO COMPLETION, DATED SEPTEMBER 11, 2012

PROSPECTUS

VENZA GOLD CORP.

6,443,328 COMMON SHARES

Dealer Prospectus Delivery Obligation

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY INFORMATION OR REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE, NOR DO THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS IS ACCURATE AS OF THE DATES ON THEIR COVERS. WHEN WE DELIVER THIS PROSPECTUS OR A SUPPLEMENT OR MAKE A SALE PURSUANT TO THIS PROSPECTUS OR A SUPPLEMENT, WE ARE NOT IMPLYING THAT THE INFORMATION IS CURRENT AS OF THE DATE OF THE DELIVERY OR SALE.

INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this Offering are as follows:

Expenses(1)	US($)
SEC Registration Fee	$73.84
Transfer Agent Fees	$1,000
Accounting Fees and Expenses	$15,000
Legal Fees and Expenses	$15,000
Miscellaneous	$5,000
Total	$36,073.84

Note:
(1) All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the Offering listed above.  No portion of these expenses will be paid by the selling security holders.  The selling security holders, however, will pay any other expenses incurred in selling their shares, including any brokerage commissions or costs of sale.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Business Corporations Act (British Columbia) (the “BCA”) and our Articles.

Indemnification

The BCA provides that we are required to indemnify our officers and directors to the extent that they are successful, on the merits or otherwise, in the outcome of the proceeding brought against them as a result of serving in that position, including criminal, civil, administrative or investigative actions and actions brought by or on behalf of Venza.

The BCA further provides that we are permitted to indemnify our officers and directors for criminal, civil, administrative or investigative actions brought against them by third parties and for actions brought by or on behalf of Venza, even if they are unsuccessful in defending that action, if the officer or director:

(a)	is not found liable for a breach of his or her fiduciary duties as an officer or director or to have engaged in intentional misconduct, fraud or a knowing violation of the law; or

(b)
acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Venza, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

However, with respect to actions brought by or on behalf of Venza against our officers or directors, we are not permitted to indemnify our officers or directors where they are adjudged by a court, after the exhaustion of all appeals, to be liable to us or for amounts paid in settlement to Venza, unless, and only to the extent that, a court determines that the officers or directors are entitled to be indemnified.

Our Articles provide that we will indemnify our officers and directors to the full extent permitted by law for any threatened, pending or completed actions or proceedings, whether they be civil, criminal, administrative or investigative, including actions or proceedings brought by or in the right of our company.

Advance of Expenses

As permitted by the BCA and our Articles, we are to advance funds to our officers or directors for the payment of expenses incurred in connection with defending a proceeding brought against them in advance of a final disposition of the action, suit or proceeding. However, as a condition of our doing so, the officers or directors to which funds are to be advanced must provide us with undertakings to repay any advanced amounts if it is ultimately determined that they are not entitled to be indemnified for those expenses.

Insurance

Our Articles also allow us to purchase and maintain insurance on behalf of our officers or directors, regardless of whether we have the authority to indemnify them against such liabilities or expenses.

RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we completed the following sales of unregistered securities (all amounts have been adjusted to reflect a 1-for-2.5 reverse split effective March 25, 2011):

1.
On August 26, 2010, we issued 800,000 common shares to Ralph Biggar, our President and director, at a price of $0.005 per share for proceeds of $4,000.  This private placement was completed pursuant to the provisions of Regulation S of the Securities Act.  We did not engage in a distribution of this offering in the United States. Mr. Biggar represented that he was not a US person as defined in Regulation S, and that he was not acquiring our securities for the account or benefit of a US person.

2.
On October 5, 2010, we issued 950,000 common shares to twenty-seven investors at a price of $0.05 per share for proceeds of $47,500.  We completed the offering pursuant to Regulation S of the Securities Act.  We did not engage in a distribution of this offering in the United States. Each investor represented that they were not a US person as defined in Regulation S, and that they were not acquiring our securities for the account or benefit of a US person.

3.
On November 16, 2010, we issued 660,000 common shares to twenty-four investors at a price of $0.125 per share for proceeds of $82,500.  We completed the offering pursuant to Regulation S of the Securities Act.  We did not engage in a distribution of this offering in the United States. Each investor represented that they were not a US person as defined in Regulation S, and that they were not acquiring our securities for the account or benefit of a US person.

4.
On June 17, 2011, we issued 1,133,328 common shares to twelve investors at a price of $0.075 per share for proceeds of $84,999.60.  We completed the offering pursuant to Regulation S of the Securities Act.  We did not engage in a distribution of this offering in the United States. Each investor represented that they were not a US person as defined in Regulation S, and they were not acquiring our securities for the account or benefit of a US person.

5.
On April 11, 2012, we issued 200,000 common shares to Gerald Diakow at a deemed price of $0.075 per share in accordance with the terms of the property purchase agreement dated April 11, 2012.  We issued the shares as consideration for the purchase of the OS Gold and Quad Gold Claims. We completed the offering pursuant to Regulation S of the Securities Act.  We did not engage in a distribution of this offering in the United States. Mr. Diakow represented that he was not a US person as defined in Regulation S, and that he was not acquiring our securities for the account or benefit of a US person.

6.
On April 13, 2012, we issued 2,523,333 common shares to five subscribers at a price of $0.075 per share.  Under this issuance, we issued 2,173,333 shares to settle corporate indebtedness of $163,000, 250,000 common shares to Denis Zyrianov as stock based compensation and 100,000 common shares to an employee as stock based compensation.  We completed the issuance pursuant to Regulation S of the Securities Act.  We did not engage in a distribution of this offering in the United States. Each investor represented that they were not a US person as defined in Regulation S, and that they were not acquiring our securities for the account or benefit of a US person.

7.
On April 14, 2012, we issued 650,000 common shares to five subscribers at a price of $0.075 per share for proceeds of $41,250 and to settle corporate indebtedness of $7,500.  We completed the offering pursuant to Regulation S of the Securities Act.  We did not engage in a distribution of this offering in the United States. Each investor represented that they were not a US person as defined in Regulation S, and that they were not acquiring our securities for the account or benefit of a US person.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description of Exhibit
3.1	Notice of Articles.(1)
3.2	Articles.(1)
3.3	Certificate of Continuation.(2)
5.1	Opinion of Northwest Law Group with consent to use.(2)
10.1	Consulting Agreement dated October 1, 2011 between the Company and Denis Zyrianov. (1)
10.2	Property Purchase Agreement dated April 11, 2012 between the Company and Gerald Diakow.(1)
23.1	Consent of Dale Matheson Carr-Hilton Labonte LLP, Chartered Accountants.
    Note:
(1)	Filed with the SEC as an exhibit to our Registration Statement on Form S-1 filed on June 12, 2012.
(2)	Filed herewith the SEC as an exhibit to our Registration Statement on Form S-1/A filed August 23, 2012.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

For the purposes of determining liability under the Securities Act for any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, Province of British Columbia, Canada, on Setpember 11, 2012.

VENZA GOLD CORP.

By:	/s/ Ralph Biggar
RALPH BIGGAR
President
(Principal Executive Officer)

By:	/s/ Denis Zyrianov
DENIS ZYRIANOV
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Ralph Biggar	President and Director (Principal Executive Officer)	September 11, 2012
RALPH BIGGAR

/s/ Denis Zyrianov	Chief Financial Officer (Principal Financial Officer and Principal	September 11, 2012
DENIS ZYRIANOV	Accounting Officer)

/s/ Gerald Diakow	Vice-President Exploration and Director	September 11, 2012
GERALD DIAKOW